Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

Q2 SOFTWARE, INC.

MONTANA MERGER SUBSIDIARY, INC.

CLOUD LENDING, INC.

AND

FORTIS ADVISORS LLC, AS EQUITYHOLDER REPRESENTATIVE

AUGUST 6, 2018

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(continued)

(continued)

(continued)

LIST OF EXHIBITS

Exhibit A	Form of Noncompetition Agreement

Exhibit B	Form of Nonsolicitation Agreement

Exhibit C	Form of Certificate of Merger

Exhibit D	Form of Transmittal Letter

Exhibit E	Form of Option Termination Agreement

Exhibit F	Form of Warrant Termination Agreement

Exhibit G	Form of Escrow Agreement

Schedule 1(a)	Nonsolicitation Equityholders

Schedule 1(b)	Key Employees

Schedule 1(c)	Pro Forma Calculation of Closing Working Capital

Schedule 1(d)	Knowledge Persons

Schedule 1(e)	Product Roadmap

Schedule 2.14	Earnout Terms

Schedule 2.14(i)	Sample Earnout Calculations

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of August 6, 2018 by and among Q2 Software, Inc., a Delaware corporation (“Acquiror”), Montana Merger Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Acquiror (“Merger Sub”), Cloud Lending, Inc., a Delaware corporation (the “Company”), and Fortis Advisors, LLC, a Delaware limited liability company, solely in its capacity as the representative, agent and attorney-in-fact (the “Equityholder Representative”) of the Equityholders (as defined below). Certain capitalized terms used in this Agreement are defined in Section 1 and Schedule 2.14.

RECITALS

WHEREAS, the Boards of Directors of each of Acquiror, Merger Sub and the Company believe it is in the best interests of each company and its respective stockholders that Acquiror acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

WHEREAS, pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to consummate the transactions contemplated by this Agreement, certain of the Key Employees have signed offer letters relating to their employment with Acquiror following the Closing, and following the execution and delivery of this Agreement, each Key Employee shall execute an employment agreement with Acquiror, including a confidentiality and proprietary rights assignment agreement together with other related employment documents, all on terms consistent with such offer letters (to the extent executed) (collectively, the “Employment Documents”), the effectiveness of which shall be contingent upon the Closing.

WHEREAS, as a condition and inducement to Acquiror’s willingness to consummate the transactions contemplated by this Agreement, each Key Employee has agreed to execute prior to the Closing a Noncompetition Agreement in the form attached hereto as Exhibit A, the effectiveness of which shall be contingent upon the Closing (the “Noncompetition Agreements,” and collectively with the Employment Documents, the “Key Employee Documents”).

WHEREAS, pursuant to the Key Employee Documents and other employment arrangements Acquiror intends to enter into with the employees of the Company in connection with the Merger, Acquiror intends to provide certain retention compensation to the Key Employees and other employees in an aggregate value of $4,748,000 (the “Retention Consideration”).

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Acquiror’s willingness to enter into this Agreement, each of the Equityholders set forth on Schedule 1(a) (the “Non-Solicitation Equityholders”) has signed a non-solicitation agreement in substantially the form of Exhibit B hereto (the “Non-Solicitation Agreement”), the effectiveness of which shall be contingent upon the Closing.

NOW, THEREFORE, in consideration of the covenants and representations set forth herein and for other good and valuable consideration, the parties, intending to be legally bound, hereby agree as follows:

1. Definitions.

As used in this Agreement, the following capitalized terms shall have the following meanings:

“Action” means any lawsuit, mediation, claim, charge, complaint, audit, subpoena, indictment, examination, investigation, legal proceeding, administrative enforcement proceeding, settlement or settlement negotiation, arbitration proceeding or other similar proceeding or adjudicative matter.

“Affiliate” means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Person, including, but not limited to, (1) a Person who owns or controls at least 10% of the outstanding voting interests of the Person and (2) a Person who is an officer, director, or manager, or general partner of the Person.

“Aggregate Non-Withholding Vested Option Consideration” shall mean (i) the product of (A) the Per Share Closing Consideration times (B) the number of shares underlying Vested Options that are Non-Withholding Options, minus (ii) the aggregate exercise price of such Vested Options that are Non-Withholding Options.

“Aggregate Non-Withholding Warrant Consideration” shall mean (i) the product of (A) the Per Share Closing Consideration times (B) the number of shares underlying Warrants, minus (ii) the aggregate exercise price of such Warrants.

“Aggregate Shares Consideration” shall mean the product of (i) the Per Share Closing Consideration multiplied by (ii) the number of Shares outstanding as of immediately prior to the Effective Time.

“ASC 605” means the Accounting Standards Codification Topic 605 of the Financial Accounting Standards Board.

“ASC 606” means the Accounting Standards Codification Topic 605 of the Financial Accounting Standards Board.

“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in The State of Texas or the State of California are authorized by law or executive action to close.

“Closing Cash” means the cash and cash equivalents of the Group Companies as of 11:59 p.m. on the Closing Date, determined in accordance with GAAP, but without giving effect to the transaction contemplated hereby and excluding any restricted cash or cash equivalents (other than cash deposits related to the Company’s credit card programs, which are currently estimated to be approximately $100,000).

“Closing Indebtedness” means the Indebtedness of the Group Companies as of 11:59 p.m. on the Closing Date, but without giving effect to the transaction contemplated hereby.

“Closing Merger Consideration” shall mean (a) $105,000,000, (b) plus an amount equal to the Estimated Closing Cash, minus (c) an amount equal to the Estimated Indebtedness, (d) plus, if Estimated Closing Working Capital is more than Target Closing Working Capital, the amount by which Estimated Closing Working Capital is more than Target Closing Working Capital, or minus, if Estimated Closing

Working Capital is less than Target Closing Working Capital, the amount by which Estimated Closing Working Capital is less than Target Closing Working Capital, minus (e) an amount equal to the Estimated Transaction Expenses, plus (f) the Reimbursed Company Audit Expenses (if any), plus (g) the aggregate exercise price of all Vested Options plus (h) the aggregate exercise price of all Warrants.

“Closing Working Capital” means, as of 11:59 p.m. on the Closing Date, (a) the consolidated Group Companies’ current assets (excluding Closing Cash, the cash clearing account, Tax assets, deferred Tax assets and deferred costs associated with deferred revenue (including contract liabilities)), minus (b) the consolidated Group Companies’ current liabilities (excluding Company Transaction Expenses, Closing Indebtedness, Reimbursed Company Audit Expenses, deferred revenue (including contract liabilities), Tax liabilities and deferred Tax liabilities), in each case, calculated on an accrual basis in accordance with GAAP (assuming the application of ASC 606 to revenue during 2018), but without giving effect to the transactions contemplated hereby. A sample of a pro forma calculation of Closing Working Capital is attached to this Agreement as Schedule 1(c).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Audit” shall mean the audit of the Company’s financial statements for the fiscal years ended December 31, 2016 and December 31, 2017, prepared in accordance with ASC 605, and the review of the Company’s financial statements for the interim period beginning January 1, 2018 and ending June 30, 2018, prepared in accordance with ASC 606, in each case by a nationally recognized public accounting firm reasonably acceptable to Acquiror. For the avoidance of doubt, any additional audit or review work done for any accounting period commencing after June 30, 2018 will only be done at the request of, and authorized in advance by, Acquiror and all fees and expenses associated with such will be strictly for the account of Acquiror and the effects of any such fees and expenses will be eliminated from the calculation of Closing Cash, Closing Working Capital, Closing Indebtedness and Company Transaction Expenses.

“Company Employee Plan” shall mean each plan, program, policy, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, relocation, performance awards, bonus, incentive, stock option, share purchase, share bonus, phantom stock, stock appreciation right, pension, supplemental retirement, fringe benefits, short and long term disability, medical, dental, welfare, cafeteria benefits or other benefits for current or former employees, independent contractors or directors, whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, in each case, which is sponsored, maintained, contributed to, or required to be contributed to by any of the Group Companies or with respect to any of the Group Companies has or would reasonably be expected to have any Liabilities.

“Company Intellectual Property” means any and all Intellectual Property used by the Group Companies, held for use in or necessary to the conduct of the business of the Group Companies as now conducted and as proposed by the Company to be conducted (as reflected on the Product Roadmap).

“Company Option Plan” shall mean the Cloud Lending, Inc. 2014 Equity Incentive Plan, as amended.

“Company Owned IP” means any and all Intellectual Property that is owned or purported to be owned (in each case whether owned singularly or jointly with a third party or parties) by any Group Company.

“Company Products” means all products (including Software) and services (including Software as a service) of the Group Companies developed (including products and services currently under development), including any plugins, libraries and APIs, that have been manufactured, deployed, made commercially available, marketed, distributed, provided, hosted, supported, sold, offered for sale, imported or exported for resale, or licensed out by or on behalf of any Group Company since its inception, or with respect to which any Group Company currently intends to do the same within twelve (12) months after the Closing Date (as reflected in the Product Roadmap).

“Company Registered IP” means any and all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Body or quasi-public legal authority (including domain name registrars), or any applications for any of the foregoing.

“Company Transaction Expenses” means all fees, expenses, costs and payments incident to the transactions contemplated by this Agreement which are incurred by or on behalf of any Group Company or an Equityholder on or prior to the Closing and for which any Group Company is or may be liable, including without limitation (i) obligations of the Group Companies under or in connection with any severance arrangements, stay bonuses, incentive bonuses, transaction bonuses, termination and change of control arrangements and similar obligations that were incurred pursuant to Contracts entered into prior to the Closing and are payable to any Person upon, or in connection with, the consummation of the transactions contemplated hereby, and the prorated portion of the maximum employee bonuses for 2018 to the extent that such amounts have not been included in the calculation of Closing Working Capital, (ii) the employer-paid portion of any employment and payroll Taxes that are imposed on the Group Companies in connection with the payment of any of the obligations pursuant to clause (i), (iii) fifty percent (50%) of the fees and expenses of the Escrow Agent and (iv) the fees and expenses of the Equityholder Representative (excluding the Expense Fund), in each case to the extent (and only to the extent) such amounts shall remain unpaid as of the Effective Time.

“Contract” or “contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound.

“Entity” means an association, relationship, or artificial Person through which, or by means of which, an enterprise or activity may be lawfully conducted, including, without limitation, a domestic or foreign corporation, nonprofit corporation, limited liability company, general partnership, limited partnership, business trust, association, trust, estate, joint venture, cooperative or government trust.

“Escrow Fund” means the fund established pursuant to the Escrow Agreement, including the Escrow Amount.

“Equityholders” shall mean the holders of Shares, Vested Options or Warrants as of immediately prior to the Effective Time.

“Equity Interests” of any Person means any and all shares of capital stock, rights to purchase shares of capital stock, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common stock, preferred stock and limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean JP Morgan Chase.

“Expense Fund” means an amount of cash equal to $250,000.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended.

“Final Closing Merger Consideration” means the Closing Merger Consideration, as adjusted pursuant to Section 2.9.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Body” means (i) any federal, state, local, or foreign government or regulatory body, department, agency, political subdivision, or instrumentality thereof, including a government-owned or affiliated entity or sovereign wealth fund, or (ii) any court or arbitrator (public or private).

“Government Official” means any (i) official, officer, employee, representative, or agent of a Governmental Body or a public international organization (such as the United Nations or the World Bank) or any person acting in an official capacity for or on behalf of any such Governmental Body or public international organization, or (ii) any candidate for political office, any political party, or any official of a political party.

“Group Companies” means the Company and each subsidiary of the Company (and each such entity a “Group Company”), including but not limited to Cloud Lending UK Ltd., Cloud Lending Australia PTY Ltd. and MFIFLEX Technologies Private Limited (India).

“Indebtedness” means, as at any date of determination thereof (without duplication), all obligations of the Group Companies in respect of: (a) any borrowed money or funded indebtedness or obligations issued in substitution for or exchange for borrowed money or funded indebtedness (including obligations with respect to principal, accrued interest, and any applicable prepayment charges or premiums); (b) any deferred payments for the purchase price of property or assets other than trade payables; (c) any indebtedness evidenced by any note, bond, debenture or other debt security (including any outstanding convertible notes and any premium payments that become due thereunder in connection with the Merger); (d) capital lease obligations or any lease which is required to be classified as a liability on the face of an accrual-based balance sheet prepared in accordance with GAAP; (e) any indebtedness guaranteed, endorsed or assumed by, or a contingent obligation of, the Group Companies; (f) any drawn upon letters or credit, bankers’ acceptances or similar facilities issued for the account of the Group Companies; (g) any obligations with respect to any interest rate hedging, swap agreements, forward rate agreements, interest rate cap or collar agreements or other financial agreement entered into for the purpose of limiting or managing interest rate risks; (h) all indebtedness secured by a Lien on property owned by the Group Companies, whether or not the secured indebtedness is owed by any Group Company; (i) all Pre-Closing Taxes; (j) all cash amounts included in the Company’s deferred revenue balance on its balance sheet as of such date otherwise due to be paid to Salesforce following such date once invoiced by Salesforce; or (j) all premiums, penalties and payments required to be paid or offered in connection with the payment at Closing of any of the foregoing or resulting from the consummation of the transactions contemplated hereby. Indebtedness does not include any amounts otherwise included as a current liability in the calculation of Closing Working Capital.

“Indemnifying Party” shall mean each of the Equityholders.

“Infringement” or “Infringe” means that (or an assertion that) a given item or activity directly or indirectly infringes, misappropriates, dilutes, or constitutes unauthorized use of, or otherwise violates the Intellectual Property Rights of, any Person.

“Insperity” means Insperity, Inc., as the professional employer organization providing employer services to the Company.

“Intellectual Property Rights” means any and all worldwide rights in, arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention: (1) all patents and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, substitutions, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries including, without limitation, invention disclosures (“Patents”); (2) all trade secrets and other proprietary information which derives independent economic value from not being generally known to the public (collectively, “Trade Secrets”); (3) all copyrights, copyrights registrations and applications therefor; (4) all uniform resource locators, e-mail and other internet addresses and domain names and applications and registrations therefor; (5) all trade names, corporate names, logos, slogans, trade dress, trademarks, service marks, and trademark and service mark registrations and applications therefor and all goodwill associated therewith (“Trademarks”); (6) rights of publicity; (7) Moral Rights and rights of attribution; (8) computer programs (whether in source code, object code, or other form), databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials relating to the foregoing; and (9) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

“Key Employees” shall mean those employees listed on Schedule 1(b).

“Knowledge” including the phrase “to the Company’s Knowledge,” shall mean the actual knowledge, after due inquiry, of each Key Employee and each of the individuals set forth on Schedule 1(d).

“Law” shall mean all applicable foreign, federal, state, provincial and local governmental laws (including common law), statutes, ordinances, codes, regulations, rules, policies, permits, licenses, certificates, approvals, injunctions, judgments, decrees, orders, directives, and requirements.

“Liability” or “liability” shall include all obligations and liabilities of any nature whether matured or unmatured, fixed or contingent and whether or not required to be included in financial statements.

“Lien” and “lien” means any lien, charge, mortgage, pledge, conditional sale, trust or deemed trust (whether contractual, statutory or otherwise arising), exclusive license or usage rights, easement, encumbrance, infringement, interference, option, right of first refusal, equitable interest, security interest, matrimonial or community interest, tenancy by the entirety claim, adverse claim, or any other title defect or restriction of any kind, whether accrued, absolute, contingent or otherwise, and any rights or privileges capable of becoming any of the foregoing.

“Material Adverse Effect” means any result, occurrence, fact, change, event or effect that has, or could reasonably be expected to have, a material adverse effect on the business, assets (including intangible assets), liabilities, condition (financial or otherwise), prospects, property or results of operations of the Group Companies (taken as a whole), other than an adverse change or effect resulting from: (i) changes adversely affecting the U.S. economy or markets in which the Company operates or the Company’s industry generally; (ii) any change in accounting requirements or principles, including changes in GAAP, or in applicable Laws or the interpretation thereof; (iii) an earthquake or other natural disaster; (iv) changes resulting from the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism; or (iv) any adverse effect resulting, directly or indirectly, from the announcement of the proposed Merger or the pendency or consummation of the Merger.

“Moral Rights” means moral or equivalent rights in any Intellectual Property, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.

“Net Adjustment Amount” means an amount, which may be greater or less than $0.00, equal to the sum of (A) the amount by which the Final Working Capital is greater than or less than the Estimated Closing Working Capital, plus (B) the amount by which the Final Closing Cash is greater than or less than the Estimated Closing Cash, plus (C) the amount by which the Final Indebtedness is greater than or less than the Estimated Indebtedness, plus (D) the amount by which the Final Transaction Expenses is greater than or less than the Estimated Transaction Expenses.

“Net Merger Consideration” shall mean (i) the Total Merger Consideration minus (ii) the Retention Consideration.

“Non-Withholding Options” shall mean Vested Options with respect to which the Company has no Tax withholding obligations, as set forth on the Payment Schedule.

“Open Source Software” means any Software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other Software into which such Software is incorporated, integrated or with which such Software is combined or distributed or that is derived from or linked to such Software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Option” shall mean each option to purchase shares of Common Stock issued under the Company Option Plan that is outstanding and unexercised immediately prior to the Closing.

“Order” or “order” means any order, injunction, judgment, doctrine, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Organizational Documents” shall mean the constituent governing documents of an entity, including the document pursuant to which the relevant entity was formed or incorporated and the bylaws of such entity, each as amended.

“Out-of-the-Money Option ” shall mean any Option with an exercise price equal to or exceeding the Per Share Closing Consideration.

“Per Share Closing Consideration” shall mean the quotient of (i) the Closing Merger Consideration divided by (ii) the sum of (A) the number of Shares issued and outstanding immediately prior to the Effective Time (on an as-converted to Common Stock basis) plus (B) the number of shares underlying Vested Options plus (C) the number of shares underlying outstanding Warrants.

“Percentage” shall mean, as of immediately prior to the Closing with respect to an Equityholder, the quotient (expressed as a percentage) determined by dividing (i) the sum of (x) the number of Shares held by such Equityholder as of such time plus (y) the number of shares underlying Vested Options and Warrants held by such Equityholder as of such time by (ii) the sum of (A) the aggregate number of Shares outstanding (on an as-converted to Common Stock basis) as of such time plus (B) the number of shares underlying Vested Options and Warrants outstanding as of such time.

“Person” means any U.S. or non-U.S. individual, sole proprietorship, organization, business, partnership, corporation, limited liability company, joint venture, unincorporated society, association, trust, franchise, verein, legal entity, political party, public international organization (such as the United Nations or the World Bank), Government Official, or Governmental Body.

“Personal Data” means any information that, alone or in combination with other information held by the Group Companies, can be used to specifically identify a Person or a specific device, any non-personally identifying information, including aggregate or de-identified data, and any information collected automatically, including data collected through a mobile or other electronic device.

“Pre-Closing Taxes” shall mean (i) all Taxes (or the non-payment thereof) of the Group Companies for all Pre-Closing Tax Periods, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any Group Company (or any predecessor of the foregoing) is or was a member on or prior to the Closing Date, including without limitation pursuant to Treasury Regulation Section 1.1502-6 (or any analogous or similar state, local, or non-U.S. law or regulation), (iii) any and all Taxes of any Person (other than any Group Company) imposed on any Group Company as a transferee or successor, by contract or pursuant to any law, rule or regulation (in each case other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business and the primary purpose of which is not related to Taxes), and (iv) any Tax imposed under Section 965 of the Code; provided, however that Pre-Closing Taxes shall not include (a) any Taxes resulting from transactions occurring after the Closing outside the ordinary course of business, (b) any Taxes resulting from a breach by Acquiror of Section 5.10(f), (c) any Taxes attributable to an election under Section 338 or 336(e) of the Code (or any comparable provision of state, local or non-U.S. law), (d) Taxes allocated to Acquiror under Section 5.10(c), or (e) any Taxes included in Company Transaction Expenses. With respect to Taxes of a Straddle Period, the amount of such Taxes for the Pre-Closing Tax Period shall be (i) in the case of any Tax based upon or related to income, receipts, expenditures, payroll or a specific event or transaction, the amount of such Tax that would be payable if the relevant taxable period ended as of the end of the Closing Date, and (ii) in the case of any Tax not described in clause (i), the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

“Pre-Closing Tax Period” shall mean all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

“Product Roadmap” shall mean the Company’s product roadmap set forth on Schedule 1(e).

“Reimbursed Company Audit Expenses” means the sum of (i) the amount, if any, by which (a) the audit fees incurred by the Company to complete the Company Audit exceeds (b) $65,000, up to a maximum excess amount of $235,000, plus (ii) the amount, up to a maximum of $100,000, paid by the Company to additional support staff and consultants engaged by the Company to complete the Company Audit. For the avoidance of doubt, the Reimbursed Company Audit Expenses shall not exceed $335,000.

“Relevant Persons” means (i) the officers, directors, employees, agents, representatives, brokers, consultants, suppliers, consultants, vendors, contractors, subcontractors, suppliers, resellers, distributors, or business partners of the Company or any of its Subsidiaries, or (ii) any other Person acting for or on behalf of the Company or its Subsidiaries or otherwise in relation to the Company’s business.

“Securities Act” shall mean the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Shares” shall mean shares of the Company’s Common Stock, par value $0.0001 per share (“Common Stock”), Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), or Series A-1 Preferred Stock, par value $0.0001 per share (“Series A-1 Preferred Stock”).

“Shrink Wrap Code” means commercial off the shelf software on standard customer terms with annual aggregate payments of $25,000 or less.

“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, algorithms, data files, computerized databases, plugins, libraries, subroutines, tools and APIs) and related documentation.

“Stockholders” shall mean holders of Shares as of immediately prior to the Effective Time.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Target Closing Working Capital” means $0.00.

“Tax” shall mean any and all United States and foreign federal, state and local taxes, and all taxes of any other jurisdiction or Tax Authority, and all assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, gross income, net income, alternative or add-on minimum tax, gains, profits, sales, use, stamp, transfer, business and occupation, commercial activity, gross receipts, value added, goods and services, customs duty, services, bulk sales, ad valorem, property taxes (real, tangible or intangible), unclaimed property, franchise, capital stock, net worth, license, registration, fringe benefit, withholding, payroll, social security (or equivalent), employment, unemployment, disability, severance, recapture, excise, premium, Tax imposed under Section 965 of the Code, environmental or windfall profit tax or other tax, governmental fee or other governmental assessment or charge together with all interest, penalties and additions imposed with respect to such amounts.

“Tax Authority” shall mean any Governmental Body responsible for the imposition, determination or collection of any Tax or the review or audit of any Tax Return.

“Tax Return” shall mean any return (including any schedule or attachment and any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information (including any amendment thereof) filed with or submitted to, or required to be filed with or submitted to, any Tax Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with applicable Law relating to any Taxes.

“Total Merger Consideration” shall mean the sum of (i) the Final Closing Merger Consideration, plus (ii) the portion of the Earnout Payments that actually become payable to the Equityholders hereunder, plus (iii) the Retention Consideration.

“Trade Law” means the FCPA, the U.S. Travel Act, the U.S. Domestic Bribery Statute contained in 18 U.S.C. §201, the Money Laundering Control Act (1986), the Uniting and Strengthening America by Providing Appropriate Tools to Restrict, Intercept, and Obstruct Terrorism Act of 2001 (the USA PATRIOT Act), the U.S. Export Administration Regulations (15 C.F.R. §§730 et seq.), the International Boycott Provisions of Section 999 of the Code, the UK Bribery Act 2010, the UK Proceeds of Crime Act 2002, or any state, federal, domestic, foreign, or international anti-corruption, anti-bribery, anti-kickback, anti-fraud, anti-money laundering, anti-terrorist financing, anti-narcotics, anti-boycott, export control, sanctions, embargo, import control, customs, tax, insider trading, insurance, banking, false claims, anti-racketeering, or other Law of similar effect.

“Transaction Agreements” means this Agreement, and any agreement entered into in connection with or pursuant to this Agreement, including without limitation, the Key Employee Documents, the Escrow Agreement, the Non-Solicitation Agreement, the Transmittal Letters, the Option Termination Agreements, the Warrant Termination Agreements and any amendments to any of the foregoing.

“Unvested Option” shall mean any Option (or portion thereof) that is not a Vested Option.

“VDA States” shall mean California, New York, Illinois, Pennsylvania, Georgia and Florida.

“Vested Option” shall mean any Option (or portion thereof) that is outstanding and vested immediately prior to the Effective Time or that vests as a result of the occurrence of the Merger, but excluding any Out-of-the-Money Option.

“Warrant” shall mean any warrant (or portion thereof) that is outstanding immediately prior to the Effective Time.

Defined Term	Section
“280G Payments”	Section 5.4
“280G Stockholder Vote”	Section 5.4
“2017 Income Tax Returns”	Section 5.10(a)
“Accounting Firm”	Section 2.9(b)(ii)

“Acquiror Indemnified Parties”	Section 8.2(a)
“Acquiror”	Preamble
“Acquiror Prepared Tax Return”	Section 5.10(b)
“Acquisition Proposal”	Section 5.2(a)
“Advisory Group”	Section 9.1(d)
“Agreement”	Preamble
“ARR Run Rate”	Schedule 2.14
“Basket”	Section 8.5(b)
“Capitalization Fundamental Representations”	Section 6.1(a)
“Certificate of Merger”	Section 2.1
“Claim Notice”	Section 8.4(a)
“Claim”	Section 8.4(a)
“Closing Certificate”	Section 2.9(a)
“Closing Date”	Section 2.2
“Closing Options Payout Amount”	Section 2.8(i)
“Closing Statement”	Section 2.9(b)(i)
“Closing”	Section 2.2
“Company Disclosure Schedule”	Section 3
“Company”	Preamble
“Confidentiality Agreement”	Section 5.13
“Consultant Proprietary Information Agreement”	Section 3.7(j)
“Contaminants”	Section 3.7(d)
“Contested Claim”	Section 8.7(a)(ii)
“Continuing Employee”	Section 5.8
“Contributor”	Section 3.7(j)
“D&O Indemnified Persons”	Section 5.11(b)
“D&O Tail Policy”	Section 5.11(a)
“Data Activities”	Section 3.7(p)
“Delaware Law”	Section 2.1
“Disputed Amounts”	Section 2.9(b)(ii)
“Dissenting Shares”	Section 2.8(h)
“Dutch Returns”	Section 5.10(f)
“Earnout Payment”	Section 2.14
“Earnout Statement”	Schedule 2.14
“Effective Time”	Section 2.2
“Employee Proprietary Information Agreement”	Section 3.7(j)
“Employment Documents”	Recitals
“Environmental Laws”	Section 3.20
“Equityholder Representative Engagement Agreement”	Section 9.1(d)
“Equityholder Representative Group”	Section 9.1(d)
“Equityholder Representative”	Preamble
“Escrow Agreement”	Section 2.12(i)
“Escrow Amount”	Section 2.10(a)
“Estimated Closing Cash”	Section 2.9(a)

“Estimated Closing Statement”	Section 2.9(a)
“Estimated Closing Working Capital”	Section 2.9(a)
“Estimated Indebtedness”	Section 2.9(a)
“Estimated Transaction Expenses”	Section 2.9(a)
“Final Closing Cash”	Section 2.9(b)(ii)
“Final Indebtedness”	Section 2.9(b)(ii)
“Final Per Share Consideration”	Section 2.6(a)
“Final Transaction Expenses”	Section 2.9(b)(ii)
“Final Working Capital”	Section 2.9(b)(ii)
“Financial Statements”	Section 3.12
“Firm”	Section 10.15(a)
“Fundamental Representations”	Section 8.1(a)
“General Survival Period”	Section 8.1(a)
“Hazardous Substance”	Section 3.20
“Illegal Activities”	Section 3.23(a)
“Indemnification Escrow”	Section 2.10(a)
“Indemnity Payment Period”	Section 8.6
“Information Statement”	Section 5.5
“Information Systems”	Section 3.7(s)
“IP Representations”	Section 8.1(a)
“Key Employee Documents”	Recitals
“Lease Agreements”	Section 3.11(a)
“Leased Real Property”	Section 3.11(a)
“Loss” and “Losses”	Section 8.2(a)
“Major Customers”	Section 3.22
“Major Suppliers”	Section 3.22
“Material Contracts”	Section 3.9(b)
“Measurement Date”	Schedule 2.14
“Merger”	Recitals
“Merger Sub”	Preamble
“Noncompetition Agreements”	Recitals
“Non-Solicitation Agreement”	Recitals
“Non-Solicitation Equityholders”	Recitals
“Objection Notice”	Section 2.9(b)(ii)
“Option Termination Agreement”	Section 2.6(c)(i)
“Paying Agent”	Section 2.8(a)
“Payment Schedule”	Section 2.7
“PCBs”	Section 3.20
“Pending Claims Account”	Section 8.4(a)
“Premium Earnout Payment”	Schedule 2.14
“Pre-Signing Communications”	Section 10.15(b)
“Privacy Agreements”	Section 3.7(p)
“Privacy and Data Security Policies”	Section 3.7(q)
“Privacy Laws”	Section 3.7(p)
“Proprietary Information Agreements”	Section 3.7(j)
“Representative Losses”	Section 9.1(d)
“Requisite Stockholder Approval”	Section 2.11

“Restated Certificate”	Section 2.8(i)
“Restricted Benefits”	Section 3.23(a)
“Retention Consideration”	Recitals
“Survival Period”	Section 8.1(a)
“Surviving Corporation”	Section 2.1
“Tax Claim”	Section 5.10(e)(i)
“Third-Party Claim”	Section 8.4(d)
“Trade Licenses”	Section 3.23(b)
“Transmittal Letters”	Section 2.8(b)
“VDA Proceeding”	Section 5.10(f)
“Warrant Termination Agreement”	Section 2.6(d)(i)
“Written Consent”	Section 2.11

2. The Merger.

2.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, the Certificate of Merger attached hereto as Exhibit C (the “Certificate of Merger”), and the Delaware General Corporation Law (“Delaware Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Acquiror.

2.2 Closing; Effective Time. The closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures, on the date two Business Days after the satisfaction or waiver of each of the conditions set forth in Section 6.1 and Section 6.2 and the delivery of the items set forth in Section 2.12 and Section 2.13 hereof (other than any delivery which shall take place at or immediately prior to the Closing), or at such other time and place as the parties mutually agree upon in writing. The Closing shall take place at the offices of DLA Piper LLP (US), 401 Congress Avenue, Suite 2500, Austin, Texas 78701. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by effectively filing the Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filing becoming effective being the “Effective Time” and the date on which such Effective Time occurs being the “Closing Date”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as the Certificate of Incorporation of Merger Sub read immediately prior to the Effective Time, except (i) the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is Cloud Lending, Inc.” and (ii) any other changes necessary to reflect the change referenced in clause (i) of this sentence shall be made.

(b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the Bylaws of Merger Sub read immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “Cloud Lending, Inc.”

2.5 Directors and Officers. At the Effective Time, the directors and officers of Merger Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation, to serve until their respective successors are duly elected or appointed and qualified.

2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities (in accordance with the terms of this Agreement):

(a) Capital Stock. Each Share issued and outstanding immediately prior to the Effective Time (except as set forth in Section 2.6(b) below and excluding Dissenting Shares) shall be converted and exchanged into the right to receive an amount in cash, without interest equal to the Final Per Share Consideration (including a contingent right to receive a portion of the Earnout Payment in accordance with Section 2.14). As used herein, the “Final Per Share Consideration” shall mean the quotient of (x) the Net Merger Consideration, divided by (y) the sum of the number of issued and outstanding Shares, on an as-converted to Common Stock basis immediately prior to the Effective Time plus the number of shares of Common Stock subject to Vested Options and Warrants.

(b) Cancellation of Treasury Stock. All Shares that are owned by the Company as treasury stock shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Options.

(i) Acquiror shall not assume, continue or otherwise replace any Vested Option in connection with the transactions contemplated hereby. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of Vested Options, each Vested Option shall be cancelled and converted into a right to receive, in respect of each share of Common Stock subject to such Vested Option, without interest, subject to applicable withholding Taxes, at the respective times and subject to the withholdings and adjustments set forth in Sections 2.9 and 2.10 and the execution and delivery of a duly executed Option Termination Agreement substantially in the form attached as Exhibit E (each such agreement, an “Option Termination Agreement”), an amount in cash equal to: (A) the Final Per Share Consideration, minus (B) the exercise price per share under such Vested Option. For the avoidance of doubt, each holder of a Vested Option will be entitled to receive a portion of the Earnout Payment, if any, in accordance with Section 2.14. The amount of cash each holder of a Vested Option is entitled to receive for all Vested Options held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Vested Options held by such holder.

(ii) Prior to, and contingent upon, the Closing, the Company shall take all actions necessary to provide that each Unvested Option and Out-of-the-Money Option shall be terminated and canceled for no consideration.

(iii) Prior to the Closing, the Company shall provide any notices and transmittal information to holders of Vested Options, Unvested Options, and the Out-of-the-Money Options, and the board of directors of the Company shall adopt any resolutions necessary to effectuate the foregoing, in each case after giving Acquiror reasonable opportunity to review and comment on the notice or resolution. In connection with the foregoing, the Company shall use commercially reasonable efforts to obtain from each holder of a Vested Option an executed Option Termination Agreement and the execution of an Option Termination Agreement shall be a condition to each holder of a Vested Option receiving any payment under Section 2.6(c)(i).

(d) Warrants.

(i) Acquiror shall not assume, continue or otherwise replace any Warrants in connection with the transactions contemplated hereby. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, the Company or the holders of Warrants, each Warrant shall be cancelled and converted into a right to receive, in respect of each share of Common Stock subject to such Warrant, without interest, subject to applicable withholding Taxes, at the respective times and subject to the withholdings and adjustments set forth in Sections 2.9 and 2.10 and the execution and delivery of a duly executed Warrant Termination Agreement substantially in the form attached as Exhibit F (each such agreement, an “Warrant Termination Agreement”), an amount in cash equal to: (A) the Final Per Share Consideration, minus (B) the exercise price per share under such Warrant. For the avoidance of doubt, each holder of a Warrant will be entitled to receive a portion of the Earnout Payment, if any, in accordance with Section 2.14. The amount of cash each holder of a Warrant is entitled to receive for all Warrants held by such holder shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Warrants held by such holder.

(ii) Prior to the Closing, the Company shall provide any notices and transmittal information to holders of Warrants, and the board of directors of the Company shall adopt any resolutions necessary to effectuate the foregoing, in each case after giving Acquiror reasonable opportunity to review and comment on the notice or resolution. In connection with the foregoing, the Company shall use commercially reasonable efforts to obtain from each holder of a Warrant an executed Warrant Termination Agreement and the execution of a Warrant Termination Agreement shall be a condition to each holder of a Warrant receiving any payment under Section 2.6(d)(i).

(e) Capital Stock of Merger Sub. At the Effective Time, each share of common stock of Merger Sub issued and outstanding as of the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate, if any, of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

(f) Maximum Consideration. Notwithstanding anything in this Agreement to the contrary, in no event shall the aggregate amount paid to the Equityholders in exchange for Shares and cancellation of Vested Options and Warrants exceed the Net Merger Consideration, in each case pursuant to the terms of this Agreement.

2.7 Allocation of Consideration. Concurrently with the delivery of the Closing Certificate, the Company shall deliver to Acquiror a funds flow statement, in form and substance acceptable to Acquiror (the “Payment Schedule”), setting forth with respect to each Equityholder and each Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing, such Person’s name, address and email address, the amounts payable to each such Person in accordance with the terms of this Agreement, their Percentage, and payment instructions with respect to each such payee, including whether each payee will be paid by the Paying Agent or through payroll, and setting forth the Percentage for each Equityholder.

2.8 Payment Procedures.

(a) Paying Agent. Acquiror has designated JPMorgan Chase to act as the paying agent (the “Paying Agent”) for the purpose of paying each Stockholder such Stockholder’s share of the Net Merger Consideration, to be allocated among the Stockholders in accordance with the Payment Schedule delivered to Acquiror by the Company pursuant to Section 2.7.

(b) As soon as practicable after the Effective Time, Acquiror shall cause the Paying Agent to distribute letters of transmittal substantially in the form attached hereto as Exhibit D (the “Transmittal Letters”) to each Stockholder and Warrant holder at the address of record with the Company advising such Stockholder and Warrant holder of the effectiveness of the Merger and the procedures for surrendering to the Paying Agent such Stockholder’s Shares and Warrants and Transmittal Letter (with all other documentation required to be delivered pursuant to the Transmittal Letter) in exchange for the portion of the Net Merger Consideration payable to such Stockholder or Warrant holder pursuant to this Agreement as set forth on the Payment Schedule. Each Transmittal Letter shall contain the Stockholder’s and Warrant holder’s acknowledgement of its indemnification obligations hereunder, ratification of the appointment of the Equityholder Representative, a release of claims against the Group Companies and covenants regarding confidentiality.

(c) Within five (5) Business Days of receipt of all required documentation from a Stockholder, the Paying Agent shall deliver to such Stockholder, in accordance with the terms of such Stockholder’s Transmittal Letter, the amount set forth opposite such Stockholder’s name on the Payment Schedule as payable on account of such Stockholder’s Shares as the aggregate share of the Closing Merger Consideration payable to such Stockholder, less such Stockholder’s applicable Percentage of the Escrow Fund and Expense Fund, respectively, in exchange for such Stockholder’s Shares (such consideration subject to adjustment as provided herein and any applicable withholding Taxes). In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule shall control. Notwithstanding anything to the contrary herein or in the Organizational Documents of any of the Group Companies, Acquiror, Merger Sub, the Surviving Corporation, the Equityholder Representative and the Paying Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the Stockholders pursuant to this Agreement.

(d) If payment is to be made to a Person other than the Equityholder in whose name the surrendered Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Equityholder shall have signed the Transmittal Letter and paid all transfer and other Taxes required by reason of such payment to a Person other than the registered holder of the Shares surrendered or shall have established to the satisfaction of the Paying Agent that such Taxes either have been paid or are not applicable.

(e) Until properly surrendered or canceled, any certificate representing Shares shall be deemed for all purposes to evidence only the right to receive the portion of the Net Merger Consideration payable in exchange for Shares held by such Stockholder pursuant to this Agreement. The Stockholders shall not be entitled to receive any portion of the Net Merger Consideration to which they would otherwise be entitled until their respective Transmittal Letters (with all other documentation required to be delivered pursuant to the Transmittal Letter) are properly delivered and surrendered in accordance with this Agreement.

(f) Transfers of Ownership. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Shares thereafter on the records of the Company or the Surviving Corporation.

(g) Escheat. Notwithstanding anything to the contrary in this Agreement, none of Acquiror, the Surviving Corporation, the Paying Agent, nor the Equityholder Representative shall be liable to any Person for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares (other than any such shares to be canceled pursuant to Section 2.6(b)) outstanding immediately prior to the Effective Time and held by a Stockholder who has not voted in favor of the Merger or consented thereto in writing and who has properly demanded appraisal for such shares in accordance with Section 262 of Delaware Law, if such Section provides for appraisal rights for such shares in the Merger (any of such shares, “Dissenting Shares”), shall not be converted into or be exchangeable for the right to receive a portion of the Net Merger Consideration unless and until such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal and payment under Delaware Law or California Law. If, after the Effective Time, any such Stockholder fails to perfect or withdraws or loses his, her or its right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Net Merger Consideration, if any, to which such Stockholder is entitled, without interest. Prior to the Effective Time, the Company shall give Acquiror (a) reasonably prompt notice of any demands received by the Company for appraisal or exercise of Shares pursuant to Delaware Law or California Law, respectively, and (b) the opportunity to participate in (but not direct) all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Group Companies shall not, except with the prior written consent of Acquiror (such consent not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, such demands.

(i) Vested Options. On the next regularly scheduled payroll date of the Surviving Corporation occurring more than five (5) Business Days but less than twenty (20) Business Days following the Closing Date, the Surviving Corporation shall pay to each holder of a Vested Option (other than with respect to Non-Withholding Options) for whom Acquiror has received a duly executed Option Termination Agreement an amount in cash equal to the number of shares of Common Stock subject to such Vested Option multiplied by an amount equal to the difference between (a) the Per Share Closing Consideration, minus (b) the exercise price per share under such Vested Option, minus (c) such holder’s applicable Percentage of the Escrow Amount in respect of such Vested Option (the “Closing Options Payout Amount”). Following the Effective Time, the Paying Agent shall cause the applicable Closing Options Payout Amount to be paid to each holder of a Vested Option which is a Non-Withholding Option for whom Acquiror has received a duly executed Option Termination Agreement. The Closing Options Payout Amount payable to each holder of a Vested Option shall be set forth opposite such holder’s name on the Payment Schedule (such consideration subject to adjustment as provided herein and any applicable withholding Taxes). In the event of a conflict between the Payment Schedule and the provisions of this Agreement, the Payment Schedule shall control. Notwithstanding anything to the contrary herein or in the Company’s Amended and Restated Certificate of Incorporation (as amended as of the date hereof) (the “Restated Certificate”), Acquiror, Merger Sub, the Surviving Corporation, the Equityholder Representative and the Paying Agent shall be entitled to rely on the Payment Schedule as conclusive evidence of amounts payable to the holders of Vested Options pursuant to this Agreement. Each holder of a Vested Option, subject to receipt of a duly executed Option Termination Agreement, shall be entitled to receive with respect to each Vested Option subject thereto, such holder’s Percentage of the Earnout Payments, as and when such payments are required to be made, which amount shall be paid on the same schedule and on the same terms and conditions as apply to the Stockholders generally.

(j) Interest. No interest shall be payable hereunder with respect to the Net Merger Consideration. Without limiting the generality of the foregoing, no interest shall accrue or be paid to any Stockholder or any holder of any Option or Warrant with respect to the portion of the Net Merger Consideration payable with respect to payable in exchange for any Option or Warrant.

(k) Undistributed Closing Funds. Any funds held by the Paying Agent that remain undistributed to Equityholders holding non-Dissenting Shares as of the first anniversary of the Closing Date shall be delivered to Acquiror upon demand, and such Equityholder holding non-Dissenting Shares who have not theretofore surrendered their Shares in accordance with this Agreement shall thereafter look only to Acquiror for satisfaction of their claims for the Merger Consideration payable with respect to the Shares, without any interest thereon.

2.9 Purchase Price Adjustment.

(a) Estimated Closing Statement. The Company shall have prepared and delivered to Acquiror two Business Days prior to the Closing Date a statement (the “Estimated Closing Statement”), which shall take into account any reasonable comments from Acquiror that the Company shall determine in good faith are appropriate to ensure that the items set forth therein conform with the provisions of this Agreement, setting forth (A) the Company’s estimate of Closing Working Capital (the “Estimated Closing Working Capital”), (B) the Company’s estimate of Closing Cash (the “Estimated Closing Cash”), (C) the Company’s estimate of Closing Indebtedness (the “Estimated Indebtedness”) and (D) the Company’s estimate of Company Transaction Expenses (the “Estimated Transaction Expenses”), along with a certificate executed by the Company’s Chief Executive Officer or Chief Financial Officer (the “Closing Certificate”) certifying as to the amount of the Estimated Closing Working Capital, Estimated Closing Cash, Estimated Indebtedness and Estimated Transaction Expenses. The Closing Certificate shall be accompanied by executed payoff letters from each holder of Closing Indebtedness that relates to borrowed money. The Closing Certificate shall include a funds flow statement which shall take into account any reasonable comments from Acquiror to ensure that the items set forth therein conform with the provisions of this Agreement, setting forth with respect to each Equityholder and each Person to whom any Company Transaction Expenses and Closing Indebtedness is payable or due at Closing, the amounts payable to each such Person in accordance with the terms of this Agreement and payment instructions with respect to each such payee, and setting forth the Percentage for each Equityholder. The Company will prepare the Estimated Closing Statement on an accrual basis in accordance with GAAP using the same accounting methods, practices, principles and policies and procedures, with consistent classifications, judgments and valuation methodologies that were used in the preparation of the Company’s Financial Statements. The Company shall also make available to Acquiror all financial records, work papers, or other documentation as Acquiror may reasonably request in connection with its review of the Estimated Closing Statement.

(b) Post-Closing Determination.

(i) Within sixty (60) days after the Closing Date, Acquiror shall conduct a review of the Closing Working Capital and shall deliver to the Equityholder Representative a statement (the “Closing Statement”) setting forth Acquiror’s calculation of Closing Working Capital, Closing Cash, Closing Indebtedness and Company Transaction Expenses. The Closing Statement shall also contain the draft balance sheet from which the Closing Working Capital was determined and back-up calculations from which Closing Indebtedness was determined. Acquiror will prepare the Closing Statement on an accrual basis in accordance with GAAP using the same accounting methods, practices, principles and policies and procedures, with consistent classifications, judgments and valuation methodologies that were used in the preparation of the Company’s Financial Statements.

(ii) If the Equityholder Representative disagrees with Acquiror’s computation of the Closing Working Capital, Closing Cash, Closing Indebtedness or Company Transaction Expenses as reflected on the Closing Statement, the Equityholder Representative may, within thirty (30) days after receipt of the Closing Statement deliver a notice (an “Objection Notice”) to Acquiror setting forth in reasonable detail the Equityholder Representative’s objections. If an Objection Notice is not delivered to Acquiror within such thirty (30) day period, then the computation of the Closing Working Capital, Closing Cash, Closing Indebtedness and Company Transaction Expenses as reflected on the Closing Statement shall be conclusive and binding upon Acquiror and the Equityholders. If an Objection Notice is delivered to Acquiror within such thirty (30) day period, then Acquiror and the Equityholder Representative shall negotiate in good faith to resolve any disagreements as to the computation of the Closing Working Capital, Closing Cash, Closing Indebtedness or Company Transaction Expenses, but if there is no final resolution with respect to any amounts remaining in dispute (the “Disputed Amounts”) within thirty (30) days after Acquiror has received the Objection Notice, Acquiror and the Equityholder Representative shall jointly retain a mutually acceptable and independent, accounting firm of national standing (the “Accounting Firm”) to resolve any disagreements relating only to the Disputed Amounts and to determine the Final Closing Cash, Final Working Capital, Final Indebtedness and/or the Final Transaction Expenses (each as defined below). If Acquiror and the Equityholder Representative are unable to agree upon an Accounting Firm within ten (10) days, then the Accounting Firm shall be an accounting firm of national standing designated by the American Arbitration Association in Chicago, Illinois (unless another location may be mutually agreed by Acquiror and the Equityholder Representative). Acquiror and the Equityholder Representative shall each submit all back-up documentation to the Accounting Firm promptly (and in any event within ten (10) days after the Accounting Firm’s engagement), which documentation shall include such party’s computation of the Closing Working Capital, Closing Cash, Closing Indebtedness and Company Transaction Expenses and information, arguments and support for such party’s position with respect to the Disputed Amounts. The Accounting Firm shall review all such documentation and base its determination solely on such documentation in accordance with GAAP and in accordance with the definitions of Closing Working Capital, Closing Cash, Closing Indebtedness and Company Transaction Expenses herein. In resolving such Disputed Amounts, the Accounting Firm may not assign a value to any item greater than the greatest value used for such item claimed by either party or less than the smallest value for such item claimed by either party. The determination of the Accounting Firm, or any final resolution agreed to in writing by Acquiror and the Equityholder Representative, shall be conclusive and binding upon Acquiror and the Equityholders. The Closing Working Capital, Closing Cash, Closing Indebtedness and Company Transaction Expenses as finally determined pursuant to this Section 2.9(b) are referred to as the “Final Working Capital,” “Final Closing Cash,” “Final Indebtedness” and “Final Transaction Expenses,” respectively, herein.

(iii) The Equityholders shall pay a portion of the fees and expenses of the Accounting Firm equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Accounting Firm that are resolved in favor of Acquiror (that being the difference between the Accounting Firm’s determination and the Equityholder Representative’s determination) and the denominator of which is the total amount of the Disputed Amounts submitted to the Accounting Firm (that being the sum total by which Acquiror’s determination and the Equityholder Representative’s determination differ from the determination of the Accounting Firm). Acquiror shall pay that portion of the fees and expenses of the Accounting Firm that the Equityholders are not required to pay hereunder. By way of example, if the Equityholder Representative claims that Closing Working Capital should be $2,000,000 and Acquiror claims it should be $1,000,000 and the correct amount is determined by the Accounting Firm to be $1,250,000, then assuming the Accounting Firm’s fees are $200,000, $150,000 of such fees would be payable by the Equityholders and $50,000 would be payable by Acquiror.

(iv) Acquiror shall cause the Surviving Corporation to make its financial records, accounting personnel and advisors available in a prompt and timely manner to (i) the Equityholder Representative in connection with carrying out its duties under this Section 2.9 and (ii) the Accounting Firm during its review.

(c) Post-Closing Adjustment.

(i) If the Net Adjustment Amount is less than $0.00, then the Total Merger Consideration shall be adjusted downward by the amount of such difference, and Acquiror and the Equityholder Representative shall deliver joint written notice to the Escrow Agent to release to Acquiror from the Indemnification Escrow an amount equal to the Net Adjustment Amount. If the Indemnification Escrow shall be insufficient to satisfy payment of such difference, the Equityholders shall pay, pro rata based on each such Equityholder’s Percentage, to Acquiror such remaining portion of the shortfall by bank wire transfer of immediately available funds to the account designated in writing by Acquiror within fifteen (15) Business Days after receipt of notice of such shortage.

(ii) If the Net Adjustment Amount is greater than $0.00, then the Total Merger Consideration shall be adjusted upward by the amount of such excess and Acquiror shall pay to the Paying Agent and the Surviving Corporation, as the case may be, on behalf of the Equityholders in proportion to their respective Percentage such excess by bank wire transfer of immediately available funds to the accounts set forth in the Closing Certificate within fifteen (15) Business Days of the determination of the Net Adjustment Amount.

(iii) If the Net Adjustment Amount is $0.00, then no payment shall be made with respect thereto by any party to this Agreement.

(iv) All payments made pursuant to this Section 2.9(c) shall be treated as adjustments to the Net Merger Consideration for tax purposes, except as otherwise required by applicable Law, and such agreed treatment shall govern for purposes of this Agreement.

2.10 Escrow and Expense Fund.

(a) On the Closing Date, Acquiror shall deliver to the Escrow Agent, as a deposit to the Escrow Fund, cash in an amount equal to $10,500,000 (the “Indemnification Escrow” and the amount of the Indemnification Escrow, the “Escrow Amount”) from the Closing Merger Consideration for the purpose of securing the obligations of the Equityholders under this Agreement. In addition, on such date, Acquiror shall cause the Expense Fund to be deposited with the Equityholder Representative. Each Equityholder’s Percentage of the Escrow Amount and Expense Fund shall be withheld from the Closing Merger Consideration otherwise payable to such Equityholder on the Closing Date. The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. The Indemnification Escrow shall be distributed in accordance with Section 8.7(b). The Expense Fund shall be held by the Equityholder Representative and distributed in accordance with Section 9.1.

(b) The approval of this Agreement by the Stockholders, and the acceptance of a portion of the Total Merger Consideration by the Equityholders, shall constitute approval of (i) the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in the Escrow Fund, in accordance with the terms hereof and thereof and (ii) the arrangements with the Equityholder Representative contemplated by this Agreement, including the establishment of the Expense Fund in the manner contemplated hereby.

2.11 Written Consent. Immediately following the execution and delivery of this Agreement, the Company shall solicit the written consent of the Stockholders approving this Agreement and the transaction contemplated hereby in accordance with Law and the Organizational Documents. Within 24 hours following the execution and delivery of this Agreement, the Company shall deliver to Acquiror resolutions of the requisite Stockholders, in compliance with Law and the Organizational Documents, representing at least (i) a majority of the outstanding Shares (voting together as a single class and on an as-converted to Common Stock basis) and (ii) two-thirds of the outstanding shares of Series A Preferred Stock and Series A-1 Preferred Stock (voting together on an as-converted basis) (the “Requisite Stockholder Approval”), (a) approving this Agreement and the transaction contemplated hereby and (b) acknowledging that the distribution of the proceeds pursuant to the Transaction Agreements complies with the requirement of Sections 2.1 and 2.2 of Article IV(B) of the Restated Certificate and terminating all provisions of that certain Amended and Restated Investors’ Rights Agreement dated as of January 19, 2017 by and among the Company and certain of the Stockholders with the exception of Section 3.4 thereof (the “Written Consent”). In the event that the Written Consent is not delivered by the Company to Acquiror within such 24-hour period, Acquiror, at its sole option, shall have the right to terminate this Agreement.

2.12 Company’s Obligations at Closing. At Closing, the Company shall deliver to Acquiror:

(a) Certificate of Officers. A certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) the conditions set forth in Sections 6.1(a) and 6.1(b) shall have been satisfied, (ii) that the Payment Schedule is complete and correct and (iii) attached thereto are (A) true and complete copies of the Organizational Documents of each of the Group Companies, (B) true and complete copies of resolutions of the Board of Directors of the Company approving this Agreement and the transaction contemplated hereby and certifying that such resolutions were duly adopted, have not been amended or rescinded and are in full force and effect, and (C) a true and complete copy of the Written Consent and certifying that such Written Consent was duly adopted, has not been amended or rescinded and is in full force and effect.

(b) FIRPTA Certificate. A certificate conforming with the requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) and in form and substance reasonably satisfactory to Acquiror, certifying that the Shares do not constitute “United States real property interests” under Section 897(c) of the Code.

(c) Key Employees. Key Employee Documents, executed and delivered by each of the Key Employees (without any retained inventions excluded from such PIIAs, unless specifically approved in writing by Acquiror or in case of a retained invention under an existing PIIA with any of the Group Companies that is disclosed on the Company Disclosure Schedule), which Key Employee Documents shall not have revoked or altered.

(d) Debt. Payoff letters satisfactory to Acquiror from all holders of Closing Indebtedness that relate to borrowed money, affirming that all Liens associated therewith shall have been terminated or will automatically be terminated upon receipt of the funds set forth therein.

(e) Third Party Consents. Evidence satisfactory to Acquiror that the consents, waivers of termination rights, and approvals listed on Schedule 2.12(e) have been obtained, unless waived by the Acquiror, and are in full force and effect.

(f) Termination of Agreements. Evidence satisfactory to Acquiror that the agreements listed on Schedule 2.12(f) have been terminated.

(g) Resignation Letters. Written letters of resignation from each member of the Group Companies’ boards of directors effective at Closing. The resignations shall include a waiver and release of any and all claims against any of the Group Companies, subject to customary exceptions, in a form reasonably satisfactory to Acquiror.

(h) Good Standing. A certificate of good standing for the Company as of a date within three business days prior to Closing from the Secretary of State of the States of Delaware and California.

(i) Escrow Agreement. A copy of the Escrow Agreement in substantially the form of Exhibit G hereto (the “Escrow Agreement”), duly executed by the Equityholder Representative.

(j) Financial Statements.

(i) The Company’s financial statements for the fiscal years ended December 31, 2016 and December 31, 2017, prepared in accordance with ASC 605 and audited by a nationally recognized public accounting firm reasonably acceptable to Acquiror.

(ii) The Company’s financial statements for the interim period beginning January 1, 2018 and ending June 30, 2018, prepared in accordance with ASC 606 and reviewed by a nationally recognized public accounting firm reasonably acceptable to Acquiror.

2.13 Acquiror’s Obligations at Closing. At the Closing, Acquiror shall deliver:

(a) To the Paying Agent, on behalf of the Stockholders, by wire transfer of immediately available funds, the sum of the Aggregate Shares Consideration, plus the Aggregate Non-Withholding Vested Option Consideration, plus the Aggregate Non-Withholding Warrant Consideration, less the portion of the Escrow Amount and Expense Fund attributable to the Stockholders and holders of Non-Withholding Vested Options and Non-Withholding Warrants.

(b) To the Surviving Corporation, on behalf of the holders of Vested Options, by wire transfer of immediately available funds, the aggregate Closing Options Payout Amounts payable with respect to the Vested Options (other than Non-Withholding Vested Options), less the portion of the Escrow Amount and Expense Fund attributable to Vested Options (other than Non-Withholding Vested Options).

(c) To the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount to be held by the Escrow Agent pursuant to the terms of this Agreement and the Escrow Agreement.

(d) To the Company and the Escrow Agent, a copy of the Escrow Agreement duly executed by Acquiror.

(e) To each Person to whom any Company Transaction Expense or Closing Indebtedness is payable or due at Closing as set forth on the Payment Schedule, the amount of the Company Transaction Expense and/or Closing Indebtedness set forth thereon with respect to such Person, by wire transfer of immediately available funds.

(f) To the Equityholder Representative, by wire transfer of immediately available funds, the Expense Fund to be held by the Equityholder Representative pursuant to the terms of this Agreement.

2.14 Earnout Amount. The “Earnout Payment” (if any) shall be calculated pursuant to the formula and process set forth on Schedule 2.14 and shall be paid by wire transfer of immediately available funds to the Paying Agent on behalf of the Equityholders within (15) Business Days of the determination of such amount (as provided in Schedule 2.14) for further distribution to the Equityholders. The terms of Schedule 2.14 are incorporated by reference into this Section 2.14 and shall be binding on the parties.

2.15 Withholding. Acquiror, the Group Companies, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under any provision of applicable Tax Law with respect to the making of such payment. Acquiror, the Group Companies and the Surviving Corporation shall use commercially reasonable efforts to reduce or eliminate any such deduction or withholding. To the extent that amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement and the transaction contemplated hereby as having been paid to the applicable Person for which such withholding or deduction was made.

3. Representations and Warranties of the Company.

Subject to and except as set forth in the disclosures contained in the disclosure schedule delivered to Acquiror by the Company concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Acquiror that the statements contained in this Section 3 are true, correct and complete as of the date hereof and as of the Closing. The Company Disclosure Schedule is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Section 3, and the disclosure in any such numbered and lettered section of the Company Disclosure Schedule shall qualify only (a) the corresponding number and lettered paragraph in this Section 3 and (b) any other applicable representation or warranty contained in this Section 3 only if the applicability of such exception or qualification is obviously apparent from reviewing the Company Disclosure Schedule. Unless the context requires otherwise, all references to the Company in this Section 3 shall be deemed to refer to all of the Group Companies.

3.1 Organization, Good Standing, Corporate Power and Qualification. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. Each other Group Company is an entity duly organized and validly existing under the laws of its jurisdiction. Each Group Company has all requisite authority to carry on its business as presently conducted and as proposed by the Company to be conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would be material to the Group Companies taken as a whole.

3.2 Capitalization.

(a) The authorized capital of the Company consists, as of the date of this Agreement, of:

(i) 23,470,881 shares of Common Stock, 9,528,299 shares of which are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.

(ii) 9,488,616 shares of Preferred Stock, 6,388,616 of which have been designated Series A Preferred Stock, 6,388,616 of which are issued and outstanding and 3,100,000 of which have been designated Series A-1 Preferred Stock, 3,039,973 of which are issued and outstanding. The rights, privileges and preferences of the Preferred Stock are as stated in the Restated Certificate and as provided by Delaware Law. As of the date of this Agreement, (i) each share of Series A Preferred Stock is convertible into one share of Common Stock and (ii) each share of Series A-1 Preferred Stock is convertible into one share of Common Stock.

(b) The Company has reserved 4,256,269 shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to the Company Option Plan duly adopted by the Company’s board of directors and approved by the Stockholders. Of such reserved shares of Common Stock, (i) no shares have been issued pursuant to restricted stock purchase agreements, (ii) options to purchase 3,375,459 shares have been granted and are currently outstanding, as of the date hereof, (iii) 503,667 shares of Common Stock have been issued upon exercise of options (and are included in the shares of Common Stock that are issued and outstanding in Section 3.2(a)(i), and (iv) 377,143 shares of Common Stock remain available for issuance to officers, directors, employees and consultants pursuant to the Company Option Plan.

(c) Schedule 3.2(c) sets forth the capitalization of the Company as of the date hereof, including the number of shares of the following: (i) issued and outstanding Common Stock, including with respect to restricted Common Stock, the vesting schedule and repurchase price; (ii) granted stock options, including the vesting schedule and the exercise price; (iii) shares of Common Stock reserved for future award grants under the Company Option Plan; (iv) each series of Preferred Stock; and (v) Warrants or stock purchase rights.

(d) Other than the shares of Capital Stock set forth on Schedule 3.2(c), there are no shares of Capital Stock or other Equity Interests in the Company authorized, reserved for issuance or outstanding. All of the issued and outstanding shares of Capital Stock have been duly authorized and validly issued and are fully paid and nonassessable and to the Company’s Knowledge, are free and clear of all Liens. Except as set forth on Schedule 3.2(c), there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, deferred compensation rights, agreements, arrangements or commitments of any kind to which the Company is a party relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any shares of Capital Stock or other Equity Interests in or to the Company. Except as set forth on Schedule 3.2(c), there are no agreements to which the Company or, to the Knowledge of the Company, any Equityholder, is a party with respect to the voting of any shares of capital stock of the Company or which restrict the transfer of any such shares. Except as set forth on Schedule 3.2(c), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other Equity Interests in or to the Company. The Company is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

(e) None of the Company’s stock purchase agreements or stock option documents contains a provision for acceleration of vesting (or lapse of a repurchase right) or other changes in the vesting provisions or other terms of such agreement or understanding upon the occurrence of any event or combination of events. The Company has never adjusted or amended the exercise price of any stock options previously awarded, whether through amendment, cancellation, replacement grant, repricing, or any other means. Except as set forth in the Restated Certificate, the Company has no obligation (contingent or otherwise) to purchase or redeem any of its capital stock.

3.3 Subsidiaries. The Company does not currently own or control, directly or indirectly, any Equity Interest in any other Entity other than the Group Companies. None of the Group Companies is a participant in any joint venture, partnership or similar arrangement.

3.4 Authorization. All corporate or similar action required to be taken by the Company in order to authorize the Company to enter into the Transaction Agreements, has been taken or will be taken prior to the Closing. All action on the part of the officers, directors, and stockholders of the Company necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Company under the Transaction Agreements to be performed as of the Closing has been taken, other than obtaining the Requisite Stockholder Approval. The Transaction Agreements to which the Company is a party, constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.5 Governmental Consents and Filings. No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of the Company in connection with the consummation of the transactions contemplated by this Agreement.

3.6 Litigation. Except as set forth on Schedule 3.6, there is not now, nor has there been within the three years preceding the date of this Agreement, any Action pending, nor, to the Company’s Knowledge, is any Action currently threatened in writing against the Company or any officer, director or Key Employee arising out of their employment or board relationship with the Company, nor is there any reasonable basis therefor: (i) against any Group Company or any officer or director thereof, as applicable, or (ii) that questions the validity of the Transaction Agreements or the right of the Company to enter into the Transaction Agreements, or to consummate the transactions contemplated by the Transaction Agreements. No Group Company nor, to the Company’s Knowledge, any of their respective officers or directors, as applicable, is a party to or is named in or subject to the provisions of any Order of any court or government agency or instrumentality that would be material to the Group Companies and their businesses (in the case of officers, directors, shareholders or employees, as applicable, such as would materially affect a Group Company). There is no Action by the Company pending or which the Company intends to initiate. The foregoing includes, without limitation, Actions pending or threatened (or any basis therefor of which the Company has Knowledge) involving the prior employment of any of the Company’s employees, their services provided in connection with the Company, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.7 Intellectual Property.

(a) The Company owns, or possesses sufficient legal rights allowing it to use, all Company Intellectual Property in the conduct of the Company’s business as now conducted and as presently proposed by the Company to be conducted (as reflected on the Product Roadmap) in a manner that would not conflict with or Infringe the rights of others. The Company is the sole and exclusive owner of each item of Company Owned IP (including all Company Registered IP and all material unregistered Trademarks listed in Schedule 3.7(b)), free and clear of all liens, restrictions, licenses or encumbrances, other than non-exclusive licenses of the Company Owned IP granted in the ordinary course of business. The Company has the sole and exclusive right to bring a claim or suit against a third party for past, present or future Infringement of the Company Owned IP and to retain for itself any damages recovered in any such action.

(b) The Company has taken commercially reasonable steps to maintain its rights in the Company Intellectual Property and in all registrations and applications for registration of the Company Registered IP. The Company has taken commercially reasonable steps to protect the confidentiality of confidential information and Trade Secrets of the Company, and any third party that has provided any confidential information or Trade Secrets to the Company. Schedule 3.7(b) lists (i) all Company Registered IP and all material unregistered Trademarks used by the Company, (ii) any actions that must be taken by the Company within ninety (90) days of the Closing Date with respect to any of the foregoing, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates, and (iii) any proceedings or actions pending, or to the Company’s Knowledge, threatened before any court, Governmental Body, arbiter or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) to which the Company is or was a party and in which claims are or were raised relating to the validity, enforceability, scope, ownership or Infringement of any of the Company Registered IP. With respect to each item of Company Registered IP: (A) all registration, maintenance and renewal fees that have become due to date have been paid, and all necessary documents and certificates required to be filed with the relevant Patent, copyright, trademark or other authorities, Governmental Bodies, or registrars in the United States or foreign jurisdictions, as the case may be, to date for the purposes of maintaining the Company Registered IP have been timely filed; (B) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use); (C) each such item is subsisting, and to the Company’s Knowledge, valid and enforceable; and (D) each such item is not subject to any past due and unpaid maintenance fees. The Company has not misrepresented, or intentionally failed to disclose, any facts or circumstances in connection with any Company Registered IP that would constitute fraud or a misrepresentation with respect to such registration or application or that would otherwise affect the enforceability of any Company Registered IP.

(c) All Company Owned IP is fully transferable, alienable, and licensable to any Person whatsoever by the Company without restriction and without payment of any kind to any third party. Neither this Agreement nor the transactions contemplated by this Agreement, will cause: (i) the Company to grant to any third party any right to or with respect to any Company Intellectual Property, (ii) the Company to be bound by, or subject to, any non-compete, non-solicit or other restriction on the operation or scope of its business, (iii) the Company to lose any rights in or to any Company Intellectual Property, or (iv) the Company to be in violation of any Contract provision (including restriction on assignment) or to be obligated to pay any royalties or other fees or consideration with respect to any Intellectual Property of any third party in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated hereby.

(d) Schedule 3.7(d) lists all Company Products by name or version number, as applicable, and identifies any third party Software (except for Shrink Wrap Code) that is included in the Company Products. With respect to Company Products: (i) there are no unresolved defects, malfunctions or nonconformities that could reasonably be expected to prevent any Company Product from performing in all material respects in accordance with applicable documentation or otherwise be material to any Group Company, (ii) there have been and are no claims asserted against the Company or any of its customers or distributors related thereto, nor to the Company’s Knowledge have there been any threats thereof; and (iii) the Company has not been nor is required to recall, or otherwise provide notices regarding the operation of, any Company Products. All Company Products are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such Company Product, or data or other software of users (“Contaminants”). The Company has taken commercially reasonable steps to prevent the introduction of Contaminants into Company Products and Company Owned IP.

(e) To the Company’s Knowledge, no Person is Infringing any Company Owned IP.

(f) Schedule 3.7(f) lists all Contracts under which a third party licenses or provides any Intellectual Property (including covenants not to sue, non-assertion provisions or releases or immunities from suit that relate to Intellectual Property) to the Company or any of its subsidiaries, excluding any non-disclosure agreements entered into in the ordinary course of business and licenses for Shrink Wrap Code, for Open Source Software, and for a customer’s Intellectual Property solely to enable the Company to provide Company Products to such customer. The Company is in compliance with all such licenses governing third party Intellectual Property. Other than Intellectual Property licensed to the Company under the licenses set forth in Schedule 3.7(f) and Intellectual Property explicitly excluded from the disclosure requirement for Schedule 3.7(f), no third party Intellectual Property is used in or necessary for the conduct of the business of the Company and any Group Companies as it currently is conducted or as currently proposed by the Company to be conducted by the Company (as reflected on the Product Roadmap), including the design, development, manufacture, use, hosting, marketing, import for resale, distribution, provisioning, licensing out and/or sale of all Company Products.

(g) The operation of the business of the Company as it has been conducted since the inception of the Company, as currently conducted and as is currently proposed by the Company to be conducted by the Company (as reflected on the Product Roadmap), and the design, development, use, hosting, import, branding, advertising, promotion, marketing, manufacture, sale, offer for sale, provision, distribution and licensing out of any Company Product, has not and does not Infringe any Intellectual Property Rights of any Person. The Company has not received any communications asserting that the Company has violated or, by conducting its business, would violate any of Intellectual Property Rights of any other Person. The Company has not received, and is not aware of any facts that indicate a likelihood of receiving, written notice from any Person directing the Company to review or consider the applicability of such Person’s Intellectual Property Rights to the business and/or the Company Intellectual Property or claiming that the operation of the business of the Company or any act, product, technology or service of the Company Infringes any Intellectual Property Right of any Person (including, without limitation, any demand or request that the Company license any rights from a third party).

(h) The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(i) It has not been necessary to use any inventions of any of the Company’s employees, consultants or independent contractor (or Persons it currently intends to hire) made prior to their employment or engagement, as applicable, by the Company.

(j) Each current and former employee, consultant and independent contractor of the Company has assigned to the Company all Intellectual Property Rights he or she developed for or on behalf of the Company that are related to the Company’s business as now conducted and as presently proposed by the Company to be conducted (as reflected on the Product Roadmap). Copies of the Company’s standard form of proprietary information, confidentiality and assignment agreement for employees (the “Employee Proprietary Information Agreement”) and the Company’s standard form of consulting agreement containing proprietary information, confidentiality and assignment provisions for consultants or independent contractors (the “Consultant Proprietary Information Agreement” and collectively with the Employee Proprietary Information Agreements, the “Proprietary Information Agreements”) have been made available to Acquiror. Each (i) current and former employee of the Company or any of the Group Companies, (ii) current and former consultant or independent contractor of the Company or any of the Group Companies, and (iii) individual who has been involved in the creation, invention or development of Intellectual Property or Company Products for or on behalf of the Company or any Group Company (each, a “Contributor”), has executed and delivered, and to the Company’s Knowledge is in compliance with, the applicable form of Employee Proprietary Information Agreement or Consultant Proprietary Information Agreement or a similar agreement that does not deviate in any material respect from such standard forms. Without limiting the foregoing, no Contributor owns or has any right, claim, interest or option, including the right to further remuneration or consideration or to assert any Moral Rights, with respect to Company Products or Company Owned IP, nor has any current or former employee, consultant or independent contractor made any assertions with respect to any alleged ownership or any such right, claim, interest or option, nor threatened any such assertion.

(k) No third party that has licensed (including by means of covenant not to sue) or provided any material Intellectual Property to the Company or any subsidiary thereof has retained ownership of or license rights under any such Intellectual Property in any modifications, improvements or derivative works made solely or jointly by or for the Company.

(l) To the Company’s knowledge, no Company Owned IP is subject to any Order, any proceeding in which an Order is sought, or any agreement, that does or would in any manner restrict, condition and/or materially affect the validity or enforceability thereof, or the use, transfer or licensing thereof by the Company.

(m) No funding, facilities or resources of any government, university, college, other educational institution, multi-national, bi-national or international organization or research center was used in the development of the Company Products or Company Owned IP. The Company is not nor ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Owned IP.

(n) Schedule 3.7(n) lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Company Product or Company Owned IP in any way, or from which any Company Product or Company Owned IP was derived, and indicates whether (and, if so, how) the Open Source Software was modified and/or distributed out by the Company or any of its subsidiaries). The Company has not used Open Source Software in any manner that would or could, with respect to any Company Product or any Company Owned IP, (i) require its disclosure or distribution in source code form, (ii) require the licensing thereof for the purpose of making derivative works, (iii) impose any restriction on the consideration to be charged for the distribution thereof, (iv) create, or purport to create, obligations for the Company with respect to Company Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Company Owned IP or (v) impose any other material limitation, restriction, or condition on the right of the Company with respect to its use or distribution. With respect to any Open Source Software that is or has been used by the Company in any way, the Company and each of the Group Companies has been and is in compliance with all applicable licenses with respect thereto.

(o) Neither the Company nor, to the Knowledge of the Company, any other Person acting on its behalf, has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any source code for any Company Product or Company Owned IP, except for disclosures to Contributors under binding written agreements that prohibit use or disclosure except in the performance of services to the Company.

(p) The Company is, and at all times has been, in compliance with (A) all applicable federal, state, local and foreign laws, rules and regulations pertaining to (i) data security, cyber security, and e-commerce, including, in each case, the rules implemented thereunder, and (ii) the collection, storage, use, access, disclosure, processing, security, and transfer of Personal Data (referred to collectively in this Agreement as “Data Activities”) ((i) and (ii) together “Privacy Laws”) and (B) all Contracts (or portions thereof) to which the Company is a party that are applicable to Data Activities (collectively, “Privacy Agreements”). The Company has delivered to Acquiror accurate and complete copies of all of the Privacy Agreements.

(q) The Company has implemented written policies relating to Data Activities, including, without limitation, a publicly posted privacy policy and a comprehensive information security program that includes appropriate written information security policies (“Privacy and Data Security Policies”). The Company has made available a true, correct, and complete copy of each Company Privacy and Data Security Policy in effect in the three (3) years prior to the date hereof. At all times, the Company has been and is in compliance with all such Privacy and Data Security Policies, has at all times made all disclosures to users or customers required by applicable laws, and none of such disclosures made or contained in any such Privacy and Data Security Policies has been inaccurate, misleading or deceptive or in violation of any applicable laws. The Company has provided all necessary notifications to, and has obtained all appropriate consent from, Persons regarding its Data Activities. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement will violate any of the Privacy Agreements, Privacy and Data Security Policies or any applicable Privacy Laws.

(r) There is no pending, nor has there ever been any, complaint, audit, proceeding, investigation, or claim against the Company initiated by (a) any person or entity; (b) the United States Federal Trade Commission, any state attorney general or similar state official; (c) any other Governmental Body, foreign or domestic; or any regulatory or self-regulatory entity – alleging that any Data Activity of the Company: (A) is in violation of any applicable Privacy Laws, (B) is in violation of any Privacy Agreements, (C) is in violation of any Privacy and Data Security Policies, or (D) otherwise constitutes an unfair, deceptive, or misleading trade practice.

(s) At all times, the Company has taken commercially reasonable steps (including, without limitation, implementing, maintaining, and monitoring compliance with government-issued or industry standard measures with respect to administrative, technical and physical security) to ensure that all Personal Data in its possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access, use, or disclosure of Personal Data in the possession or control of the Company or, to the Knowledge of the Company, any of its contractors with regard to any Personal Data obtained from or on behalf of the Company, nor has there been any unauthorized intrusions or breaches of security into any Information Systems. The Company contractually requires all third parties, including vendors, affiliates, and other persons providing services to the Company that have access to or receive Personal Data from or on behalf of the Company to comply with all applicable Privacy Laws, and to take commercially reasonable steps to ensure that all Company Personal Data in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. The Company has implemented and maintained, consistent with its contractual and other obligations to other Persons, commercially reasonable security and other measures necessary to protect all computers, networks, software and systems owned or controlled by the Company and used in connection with the operation of the Company business (the “Information Systems”) from viruses and unauthorized access, use, modification, disclosure or other misuse. There have been no unauthorized intrusions or breaches of the security of the Company’s Information Systems.

(t) There are no pending or, to the Company’s Knowledge, threatened claims for which the Company must provide an indemnification or assume any other obligation for any actual or alleged Infringement by the Company.

3.8 Compliance with Other Instruments. The Company is not in violation or default of (i) any provisions of its Organizational Documents or (ii) of any Order. The execution, delivery and performance of the Transaction Agreements to which the Company is a party and the consummation of the transactions contemplated by the Transaction Agreements to which the Company is a party will not result in any such violation or default or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a violation of the Organizational Documents, (ii) a violation or default under any such Order or (iii) results in the creation of any Lien upon any assets of the Company or, to the Company’s Knowledge, the suspension, revocation, forfeiture, or nonrenewal of any permit or license applicable to the Company.

3.9 Agreements; Actions.

(a) Schedule 3.9(a) sets forth all Contracts or proposed transactions to which the Company is a party or by which it is bound (other than the Transaction Agreements and Contracts governing purchases of the Company’s services pursuant to the Company’s standard form customer agreement) that involve (i) obligations (contingent or otherwise) of, or payments to, the Company in excess of $150,000, (ii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other Person or that limit the Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iii) Contracts for the lease of real property or real property interests to or by the Company, (iv) Contracts for Indebtedness, (v) Contracts with any Governmental Body, (vi) the grant by any Person of a power of attorney, (vii) Contracts between the Company and any other Person wherein or whereby the Company has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guaranty or otherwise assume or incur any obligation or liability or provide a right of rescission with respect to the Infringement by the Company or such other Person of the Intellectual Property of any third party; and (viii) any other Contract, the termination or breach of which would be, or would be reasonably expected to be material to the Company.

(b) With respect to each such Contract required to be set forth on Schedule 3.7(f), Schedule 3.7(s) or Schedule 3.9(a) (collectively, the “Material Contracts”): (w) such Material Contract is legal, valid, binding, enforceable, to the Company’s Knowledge free and clear of any Lien, and in full force and effect on identical terms as set forth in the copies provided to Acquiror; (x) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, is in breach or default is in breach or default or has threatened to breach or default, and no event has occurred, or will occur as a result of the transactions contemplated hereby, which with notice or lapse of time would constitute a breach or default, or permit termination, or acceleration, under such Material Contract; (y) neither the Company, nor to the Company’s Knowledge, the other party(ies) thereto, have repudiated or threatened in writing to repudiate any provision of such Material Contract, and there is no dispute pending or, to the Company’s Knowledge, threatened under any such Material Contract; and (z) except as set forth on Schedule 3.9(b)(z) no such Material Contract would require consent for Acquiror to acquire the Company, as contemplated by this Agreement, or operate the business of the Company as it is currently being operated.

(c) Except as set forth on Schedule 3.9(c), the Company has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any of its Equity Interests, (ii) incurred any Indebtedness or incurred any other liabilities individually in excess of $100,000, (iii) made any loans or advances to any Person, other than advances for travel expenses in the ordinary course of business, or (iv) other than in the ordinary course of the Company’s business, sold, exchanged or otherwise disposed of any of its assets or rights. For the purposes of subsections (c) and (d) of this Section 3.9, all Indebtedness, liabilities, Contracts and proposed transactions involving the same Person (including any other Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(d) The no Group Company is a guarantor or indemnitor of any Indebtedness of any other Person.

3.10 Certain Transactions.

(a) Other than (i) Proprietary Information Agreements (as defined below) and standard employee benefits generally made available to all employees (each of which is listed on Schedule 3.15), (ii) standard director and officer indemnification agreements approved by the Board, and (iii) the purchase of shares of the Company’s capital stock and the issuance of options or warrants to purchase shares of the Company’s Common Stock, in each instance, approved in the written minutes or consents of the Board, there are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof.

(b) The Company is not indebted, directly or indirectly, to any of its directors, officers, employees, consultants or independent contractors, as applicable, or to any of their respective spouses or children or, to the Company’s Knowledge, to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business and, with respect to the Company’s officers and employees, for other customary employee benefits made generally available to all employees. None of the Company’s directors, officers or Key Employees, as applicable, or any member of their immediate families, or, to the Company’s Knowledge, any Affiliate of the foregoing (i) are, directly or indirectly, indebted to the Company or, (ii) to the Company’s Knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which the Company has a business relationship, or any firm or corporation which competes with the Company except that directors, officers or employees, as applicable, of the Company may own stock in (but not exceeding 2% of the outstanding capital stock of) publicly traded companies that may compete with the Company. None of the Company’s Equityholders, Key Employees or any members of their immediate families or, to the Company’s Knowledge, any Affiliate of any of the foregoing is, directly or indirectly, interested in any Contract with the Company. None of the Equityholders or the Company’s directors, officers or Key Employees, or any member of their immediate families, has any commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Company’s customers, suppliers, service providers, joint venture partners, licensees and competitors.

3.11 Title to Property and Assets; Leases.

(a) The Company does not own any real property, nor has the Company ever owned any real property. Schedule 3.11 sets forth a list of all real property currently leased, subleased or licensed by or from the Company or otherwise used or occupied by the Company (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, the size of premises and the aggregate annual rental payable thereunder. The Company made available to Acquiror true, correct and complete copies of all leases, lease guaranties, licenses, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (the “Lease Agreements”). To the Company’s

Knowledge, all such Lease Agreements are in full force and effect and are valid and enforceable in accordance with their respective terms. There is not, under any Lease Agreements, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company, or to the Company’s Knowledge, any other party thereto. The Company currently occupies all of the Leased Real Property for the operation of its business, and there are no other parties occupying, or with a right to occupy, the Leased Real Property.

(b) All Leased Real Property is in good operating condition and repair and is suitable for the conduct of the Company’s business as presently conducted therein. Neither the operation of the Company on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, violates any Law relating to such property or operations thereon. The Company would not be required to expend more than $50,000 in causing any Leased Real Property to comply with the surrender conditions set forth in the applicable Lease Agreement. The Company has performed in all material respects, its obligations under any termination agreements pursuant to which it has terminated any leases of real property that are no longer in effect and has no continuing liability with respect to such terminated real property leases. The Company is not a party to any Contract or subject to any claim that could require the payment of any real estate brokerage commissions, and no such commission is owed with respect to any of the Leased Real Property. The Company does not owe any brokerage commissions or finders’ fees with respect to any Leased Real Property and would not owe any such fees if any existing Lease Agreement were renewed pursuant to any renewal options contained in such Lease Agreements.

(c) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Financial Statements, or (ii) Permitted Liens.

(d) All equipment owned or leased by the Company currently in use and held for future use is (i) adequate for the conduct of the business of the Company as currently conducted and as currently contemplated to be conducted, and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

3.12 Financial Statements. The Company has delivered to Acquiror true, correct and complete copies of its audited consolidated financial statements for the twelve-month periods ended December 31, 2016 and December 31, 2017, and its unaudited consolidated financial statements for the period from January 1, 2018 through June 30, 2018 (collectively, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the unaudited Financial Statements may not contain all footnotes required by GAAP. The Financial Statements fairly present the consolidated financial condition and operating results of the Company as of the dates, and for the periods, indicated therein, in all material respects. Except as set forth in the Financial Statements, the Company has no liabilities or obligations, contingent or otherwise, other than liabilities incurred in the ordinary course of business since the date of the most recent Financial Statements, which, in all such cases, individually and in the aggregate are not material to the consolidated financial condition and operating results of the Company. The Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with GAAP.

3.13 Changes. Since June 30, 2018, there has not occurred any Material Adverse Effect. From such date, the Company has conducted its business only in the ordinary course of business consistent with past practices, and the Company has not had:

(a) any failure to preserve intact the Company’s present business organization and to keep available the services of its officers, managerial personnel and employees or independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it;

(b) any failure to maintain its assets in their current condition, except for ordinary wear and tear;

(c) any waiver or compromise by the Company of a valuable right or of a debt owed to it;

(d) any satisfaction or discharge of any Lien or payment of any obligation by the Company, except in the ordinary course of business and the satisfaction or discharge of which would not have a Material Adverse Effect;

(e) any change to a material Contract by which the Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director, or Key Employee, as applicable;

(g) any resignation or termination of employment of any officer or employee of the Company;

(h) any Lien created by the Company, with respect to any of its properties or assets, except for Permitted Liens;

(i) any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business consistent with past practices;

(j) any declaration, setting aside or payment or other distribution in respect of any of the Company’s securities, or any direct or indirect redemption, purchase, or other acquisition of any of such securities by the Company;

(k) any sale, assignment or transfer of any Company Owned IP;

(l) receipt of notice that there has been a loss of, or order cancellation by, any Major Customer;

(m) any change in the Tax reporting or Tax accounting policies or practices used by it, any change in a Tax election or accounting method, any amendments to any Tax Return, any entry into a closing agreement within the meaning of Section 7121 of the Code with a Tax Authority, settlement of any Tax claim or assessment with any Tax Authority or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment other than in connection with customary extensions of the due date for filing a Tax Return;

(n) any change of the accounting principles, practices or procedures used by it;

(o) any change of its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto;

(p) any change in the assets, liabilities, financial condition or operating results of the Company, except changes in the ordinary course of business that have not had a Material Adverse Effect; or

(q) any arrangement or commitment by the Company to do any of the things described in this Section 3.13.

3.14 Compliance with Laws. The Company is currently and has been in compliance in all material respects with all applicable Laws. The Company’s operation of its business does not conflict with and is in compliance, in all material respects, with all applicable regulatory Laws and requirements. No investigation or review by any Governmental Body is pending as of the date hereof, or to the Company’s Knowledge, has been threatened in writing prior to the date hereof, against the Company.

3.15 Employee Matters/ERISA.

(a) Schedule 3.15(a) sets forth a list of all full-time employees, part-time employees, directors, consultants and independent contractors as of the date hereof and sets forth each individual’s title (or, with respect to consultants and independent contractors over the past year, a brief description of the nature of work performed), service dates, visa status and type for employees who are not U.S. citizens and are employed in the United States, status as exempt or non-exempt, and all compensation, including salary, guaranteed bonus, commissions, severance obligations, profit sharing, incentive plan, phantom equity Contract or plan and deferred compensation paid or payable for each employee, director, consultant and independent contractor of the Company and the work location of each such employee, director, consultant and independent contractor.

(b) To the Company’s Knowledge, none of its directors, officers, employees, consultants, independent contractors, agents or representatives is obligated under any Contract or subject to any Order of any court or administrative agency, that would interfere with such individual’s ability to provide services to the Company. Neither the execution or delivery by the Company of the Transaction Agreements, nor the carrying on of the Company’s business by any such individual, nor the conduct of the business as currently conducted and as presently proposed by the Company to be conducted (as indicated on the Product Roadmap), will, to the Company’s Knowledge, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract under which any such individual is now obligated.

(c) Other than compensation and benefits due and payable in the ordinary course of business and consistent with past practices, the Company (or Insperity) has paid to its employees, consultants, independent contractors, and other service providers all wages, salaries, commissions, bonuses, wage premiums, accrued PTO, accrued vacation, any other paid benefits and any other compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. The Company has complied with, and is in compliance in all material respects with, all applicable local, state, and federal laws respecting employment, employment practices, labor, terms and conditions of employment, occupational health and safety, layoffs, plant closing or reductions in force, worker classification and wages, leave, workers’ compensation, and collective bargaining as well as laws prohibiting discrimination, harassment, and retaliation. The Company has withheld and paid to the appropriate Governmental Body or is holding for payment not yet due to such Governmental Body all amounts required to be withheld from employees of the Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

(d) Since January 1, 2017, the Company (or Insperity) has conducted background checks of the Company’s employees when required by business need or contract, and obtained all required consent forms. The Company’s use of information obtained from such background checks has been and is compliant in all material respects with all applicable laws and background check reports and verifications have been maintained consistent in all material respects with all applicable law, including applicable privacy and data security laws. The Company further complied in all material respects with the Fair Credit Reporting Act and other state or local laws prior to taking any adverse employment action.

(e) To the Company’s Knowledge, no Key Employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an employee of the Company. The Company does not have a present intention to terminate the employment of any employee. The employment of each employee of the Company is terminable at the will of the Company without modification by an employment agreement, except as otherwise required by applicable Law. Except as required by Law or as set forth in any written agreement, upon termination of the employment of any at-will employees, no severance or other payments will become due. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation to at-will employees in connection with the termination of employment services.

(f) None of the Company or, to the Company’s Knowledge, any Equityholder has made to any officer, employee, director, consultant or independent contractor, as applicable, any representations regarding equity incentives or other rights to or in respect of any Equity Interests in the Company.

(g) Each former executive officer or vice president employee of the Company whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

(h) Schedule 3.15(h) sets forth each Company Employee Plan. No Group Company has ever sponsored or maintained or had any Liabilities relating to any plan subject to Title IV of ERISA or any other defined benefit pension plan (whether or not subject to ERISA). No Group Company has any commitment or intent to amend any existing Company Employee Plan or create any new arrangement that would be a Company Employee Plan, except as required by applicable Law. Except for the portion of any plan sponsored by Insperity which does not cover employees of the

Company (or their dependents), each Company Employee Plan can be amended, terminated or otherwise discontinued in accordance with its terms, without the consent of plan participants and without liability to any Group Company other than ordinary administrative expenses and the payment of any accrued benefits.

(i) With respect to each Company Employee Plan, the Company has made available to the Acquiror true, complete and correct copies of (to the extent applicable): (i) all documents pursuant to which the Company Employee Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, and any insurance contracts or service provider agreements), other than such documents for a plan sponsored by Insperity that have not been provided to the Company; (ii) the three most recent annual reports (Form 5500 series); and, except for any such plan sponsored by Insperity (iii) the most recent determination, opinion, or advisory letter received from the IRS, except for any such plan sponsored by Insperity.

(j) Each Company Employee Plan, and to the Company’s Knowledge, each Company Employee Plan sponsored by Insperity, has been operated and administered in all material respects in compliance with its terms and the applicable provisions of ERISA, the Code, and all other applicable Laws. With respect to each Company Employee Plan, and to the Company’s Knowledge, with respect to each Company Employee Plan sponsored by Insperity, all required payments, premiums, contributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made within the time prescribed by such Company Employee Plan or applicable Law or have been properly accrued.

(k) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and is a prototype or volume submitter plan that may rely on an opinion or advisory letter received from the IRS. To the Company’s Knowledge, nothing has occurred and no circumstance exists that could adversely affect the qualified status of such Company Employee Plan or result in a requirement to voluntarily correct any qualification defects to maintain the qualified status of the plan.

(l) There are no pending or, to the Company’s Knowledge, threatened actions, audits, suits, investigations or claims with respect to any Company Employee Plan (other than routine claims for benefits), except for the portion of such plan sponsored by Insperity which does not cover employees of the Company (or their dependents). To the Company’s Knowledge, there has been no prohibited transaction with respect to any Company Employee Plan which could subject any Company Employee Plan, any Group Company, or any officer, director or employee of any of the foregoing to a material penalty or tax under Section 502(i) of ERISA or Section 4975 of the Code, except for the portion of any plan sponsored by Insperity which does not cover employees of the Company (or their dependents).

(m) Neither the execution and delivery of this Agreement nor transactions contemplated hereby (either alone or in conjunction with any other event) will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any current or former director, officer, employee or independent contractor of any Group Company from the Group Company or under any Company Employee Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Employee Plan, or (iii) result in any acceleration of the time of payment, vesting or funding of any payment or benefit.

3.16 Insurance. The Company has in full force and effect fire and casualty insurance policies with extended coverage, sufficient in amount (subject to reasonable deductions) to allow it to replace any of its properties that might be damaged or destroyed. Schedule 3.16(i) lists all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed or that the Company has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under all such policies and bonds have been paid (or if installment payments are due, will be paid if incurred prior to the Closing Date) and the Company is otherwise in material compliance with the terms of such policies and bonds. Such policies and bonds (or other policies and bonds providing substantially similar coverage) are in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of such policies. The Company has never maintained, established, sponsored, participated in or contributed to any self-insurance plan.

3.17 Taxes.

(a) All Tax Returns required to be filed by or on behalf of the Group Companies have been duly and timely filed with the appropriate taxing authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects. All Taxes payable by or on behalf of the Group Companies (whether or not shown on any Tax Return) have been fully and timely paid. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, the Group Companies have made due and sufficient accruals for such Taxes in the applicable financial statements, books and records. All required estimated Tax payments sufficient to avoid any underpayment penalties or interest have been made by or on behalf of the Company. There are no Tax liens upon any of the assets or properties of the Group Companies, other than with respect to Taxes not yet due and payable.

(b) The Group Companies have complied with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid under all applicable Laws. The Group Companies have collected all sales and use Taxes required to be collected, and has remitted such amounts to the appropriate taxing authorities. The Group Companies have complied with all information reporting and backup withholding requirements, in respect of payments made by any Group Company, including maintenance of required records with respect thereto.

(c) The Company has made available to the Acquiror complete copies of all federal, state, local and foreign income or franchise Tax Returns of the Group Companies relating to all Tax periods since 2013. No audit report has been issued relating to any Taxes due from or with respect to the Group Companies. There are no audits, examinations or investigations of the Group Companies by any Tax Authority in progress, nor has any Group Company received any written notice from any Tax Authority that such authority intends to conduct such an audit, examination or investigation. No assessment of Tax has been proposed in writing against any Group Company or any of its assets or properties, which remains unpaid or unresolved. No written claim has been received by a Group Company from a Tax Authority in a jurisdiction where the Group Companies do not file Tax Returns to the effect that any Group Company is or may be subject to Tax in that jurisdiction. The Group Companies do not have, nor have they ever had, a permanent establishment (within the meaning of an applicable double taxation arrangement) in any country other than the country of formation, or has engaged in a trade or business in any country other than the country of its formation that subjected it to Tax in such country. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and the Company has not participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(d) No Group Company has: (i) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (ii) requested any extension of time within which to file any Tax Return other than customary extensions of the due date for filing a Tax Return, (iii) granted any extension for the assessment or collection of Taxes other than pursuant to customary extensions of the due date for filing a Tax Return, (iv) granted to any Person any power of attorney that will remain in force following the Closing with respect to any Tax matter; (v) entered into any arrangement which has not been operated in compliance with Section 409A of the Code or is not in documentary and operational compliance with Section 409A of the Code, in each case, in all material respects, (vi) made any election under Section 965(h) of the Code; or (vii) entered into or is bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity agreement or similar arrangement (other than pursuant to the customary provisions of an agreement entered into in the ordinary course of business and the primary purpose of which is not related to Taxes). The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any Contract that, individually or collectively, could give rise to the payment of any amount that would not be deductible by reason of Section 280G of the Code.

(e) No Group Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) Tax imposed under Section 965 of the Code, or (vii) election under Section 108(i) (or any corresponding or similar provision of state, local, or foreign Tax Law).

(f) Within the past three (3) years, no Company has distributed stock of another Person, nor has any Group Company had its membership interests or stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(g) The Company is not subject to withholding under Section 1445 of the Code with respect to any transaction contemplated hereby, and no Group Company has any liability for Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee, or successor, by Contract, or otherwise by operation of Law. No Group Company has been a member of any affiliated group (as defined in Section 1504(a) of the Code) or consolidated, combined or unitary group for purposes of any other Taxes (except the group of which the Company is the parent).

(h) Each Group Company is in material compliance with all applicable transfer pricing Laws and regulations, including the maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology.

(i) Except for such subsidiaries listed on Schedule 3.17(i), no Group Company is a “controlled foreign corporation” as defined in Section 957 of the Code. For so long as the Company has held an interest in any subsidiary set forth on Schedule 3.17(i), the Company has been a “United States shareholder” of such subsidiary within the meaning of Sections 951(b) and 1297(d) of the Code. No Group Company is a “passive foreign investment company” within the meaning of Section 1297 of the Code.

(j) Nothing in this Section 3.17 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount of or availability of any net operating loss, capital loss, Tax credits, Tax basis or other Tax asset or attribute of any Group Company in any taxable period (or portion thereof) beginning after the Closing Date.

3.18 Permits. Schedule 3.18 sets forth all franchises, permits, licenses and any similar authority necessary for the conduct of the Company’s business. The Company holds all such franchises, permits, licenses or other similar authority and is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

3.19 Corporate Documents. The Organizational Documents of the Company are in the form made available to Acquiror. The copy of the minute books of the Company made available to Acquiror contains minutes of all meetings of the stockholders and directors, and all actions by written consent without a meeting by the stockholders and directors, and accurately reflects all actions by the stockholders and directors with respect to all transactions referred to in such minutes.

3.20 Environmental and Safety Laws. (a) The Company is and has been in compliance with all Environmental Laws; (b) there has been no release or threatened release of any pollutant, contaminant or toxic or hazardous material, substance or waste, or petroleum or any fraction thereof, (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company during any time that such site has been owned, leased or otherwise used by the Company or any Affiliate or affiliated entity of the Company, and, to the actual knowledge of the Company, at any other time; (c) there have been no Hazardous Substances generated by the Company that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Body in the United States; and (d) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws, in all cases, the result of which would be materially adverse to the Group Companies taken as a whole. The Company has made available to Acquiror true and complete copies of all environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments. For purposes hereof, “Environmental Laws” means any law, regulation, or other applicable requirement relating to (i) releases or threatened release of Hazardous Substance; (ii) pollution or protection of employee health or safety, public health or the environment; or (iii) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

3.21 Brokers’ and Finders’ Fees. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Agreement to which the Company is a party or any transaction contemplated hereby or thereby.

3.22 Customers and Suppliers. Schedule 3.22(i) sets forth a list of the top 10 suppliers of goods or services to the Company, based on the amount paid by the Company during (i) the twelve month period ended on December 31, 2016 and (ii) the twelve month period ended on December 31, 2017 (the “Major Suppliers”), together with in each case the accounts payable and the amount paid during such period. Schedule 3.22(ii) sets forth a list of the top 20 customers of the Company, based on the amount invoiced by the Company during (i) the twelve month period ended on December 31, 2016 and (ii) the twelve month period ended on December 31, 2017 (the “Major Customers”), together with in each case the amount of collections and accounts receivable during such period. The Company is not engaged in any dispute with any Major Supplier, or Major Customer and, to the Knowledge of the Company, no Major Supplier or Major Customer intends to terminate, limit, change the terms of (including any announced or requested change in quantities or pricing) or reduce its business relations with the Company (including as a result of the transactions contemplated by this Agreement).

3.23 FCPA; Import/Export/Trade Laws.

(a) None of the Company, its Subsidiaries, or, to the Company’s Knowledge, any Relevant Person in relation to the Company’s business (i) has violated, has caused other Persons to be in violation of, is currently violating, or is reasonably expected to violate the FCPA or any other Trade Laws; (ii) has with a corrupt or improper intention directly or indirectly (through other Persons) paid, provided, promised, offered, or authorized the payment or provision of money, a financial advantage, favor, or anything else of value to a Government Official or any other Person for purposes of obtaining, retaining, or directing permits, licenses, favorable tax or duty decisions, court decisions, special concessions, contracts, business, or any other improper advantage; (iii) has otherwise offered, promised, authorized, provided, or incurred any bribe, kickback, or other corrupt or unlawful payment, expense, contribution, gift, gratuity, favor, entertainment, travel or other benefit or advantage (collectively, “Restricted Benefits”) to or for the benefit of any Government Official or other Person whether in the public or private sector; (iv) has solicited, accepted, or received any Restricted Benefits from any Person; (v) has established or maintained any slush fund or other unlawful, unrecorded, or off-the-books fund or account; (vi) has inserted, concealed, or misrepresented corrupt, illegal, fraudulent, false, or improper payments, expenses, or other entries in the books and records of the Company or its Subsidiaries; (vii) is a Government Official or has immediate family members who are Government Officials; (viii) has laundered, concealed, or disguised the existence, illegal origins, and/or illegal application of, criminally derived income/assets or otherwise caused such income or assets to appear to have legitimate origins or constitute legitimate assets; (ix) has used or dealt with funds or proceeds derived from illegal activities such as corruption, fraud, embezzlement, drug trafficking, arms smuggling, prostitution, organized crime, or terrorism (collectively, “Illegal Activities”); or (x) has used any funds to finance Illegal Activities.

(b) The Company, its Subsidiaries, and to the Company’s Knowledge their respective Relevant Persons in relation to the Company’s business (i) have not made or authorized any unlawful import into or export from the United States in violation of U.S. Trade Laws; (ii) have not engaged in any business or operations in, or provided, sold to, or otherwise transferred, without any required approval from the U.S. Government, any products, software, technology, or services, directly or indirectly, to Iran, Cuba, North Korea, Syria, the Crimea Region of Ukraine, or any other country or region subject to comprehensive or partial U.S. sanctions or any instrumentality, agent, entity, or individual acting on behalf of, or directly or indirectly owned or controlled by, any Governmental Body of such countries or regions; (iii) have obtained all registrations, approvals or licenses necessary for importing, exporting or providing products and services in accordance with all applicable Trade Laws (collectively, “Trade Licenses”) and all such Trade Licenses are valid, current, and in full force and effect; (iv) have made available to Acquiror true and complete copies of all such Licenses as well as export classifications of the products of the Company and its Subsidiaries; and (v) have at all times conducted the Company’s business in accordance with all applicable export, import, and other Trade Laws.

(c) None of the Company, its Subsidiaries, Relevant Persons, or customers of the Company or its Subsidiaries (i) is a national or resident of Iran, Cuba, North Korea, Syria, the Crimea Region of Ukraine, or any other country or region subject to comprehensive U.S. sanctions; (ii) appears on the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, or any other applicable list of sanctioned, embargoed, blocked, criminal, or debarred persons maintained by any U.S. or non-U.S. Governmental Body, the European Union, Interpol, the United Nations, the World Bank, or any other public international organization; or (iii) is otherwise the subject of any sanctions, suspensions, embargoes or debarment by the U.S. Government or any other Governmental Body or public international organization.

(d) None of the Company, its Subsidiaries, or their respective Relevant Persons in relation to the Company’s business has participated or been asked to participate directly or indirectly in any boycotts or other similar practices in violation of, or triggering penalties under, the regulations of the United States Department of Commerce or Section 999 of the Code.

(e) None of the Company, its Subsidiaries, or to the Company’s Knowledge, their respective Relevant Persons (i) is or has been the subject of any past, present, future, or threatened Action, allegation, or whistleblower or other complaint or has undertaken any internal investigation regarding an actual or alleged violation of any Trade Law; (ii) is reasonably expected to become the subject of or associated with any Action in relation to a violation of any Trade Law; (iii) has made or intends to make, any disclosure (voluntary or otherwise) to any Governmental Body with respect to any actual or potential violation of or liability arising under or relating to any Trade Law.

(f) The Company and its Subsidiaries have implemented and maintains policies, procedures, internal controls, and compliance programs designed to ensure, and which are reasonably expected to continue to ensure, compliance with the FCPA and other Trade Laws.

3.24 Restrictions on Business Activities. There is no Contract (non-competition or otherwise), or Order to which the Company is a party or otherwise binding upon the Company which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company, or restricts the Company’s right or ability to engage in the Company’s current or currently proposed (as indicated on the

Product Roadmap) business or to compete with any Person. Without limiting the generality of the foregoing, the Company has not entered into any agreement under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing or providing any products or services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market, or from hiring or soliciting potential employees, consultants or independent contractors.

3.25 Bank Accounts; Letters of Credit. Schedule 3.25 lists (a) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto) and (b) all outstanding letters of credit issued by financial institutions for the account of the Company (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued).

3.26 Warranties. Schedule 3.26(i) includes a copy of the standard terms and conditions of sale, lease or license by the Company (including applicable warranty and indemnity provisions) in the Company’s commercial operations. Except as set forth on Schedule 3.26(i), no product or service of the Company is subject to any guaranty, warranty, or other indemnity that extends beyond, in any material respect, the applicable standard terms and conditions of sale, lease or license. There is no claim, action, suit, investigation or proceeding pending against the Company, or to the Company’s Knowledge, threatened, relating to alleged defects in the products or services of the Company, or the failure of any such product or service to meet agreed upon specifications and, to the Company’s Knowledge, there is no basis for any of the foregoing.

3.27 Disclosure. The Company has made available to Acquiror all the information reasonably available to the Company or the Equityholders that Acquiror has reasonably requested for deciding whether to consummate the transaction contemplated by this Agreement. No representation or warranty of the Company or the Equityholders contained in this Agreement, as qualified by the Company Disclosure Schedules, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4. Representations and Warranties of Acquiror.

Acquiror and Merger Sub represent and warrant to the Company that the statements contained in this Section 4 are true and correct.

4.1 Organization, Good Standing, Qualification and Power. Each of Acquiror and Merger Sub has been duly organized, is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and has all requisite authority to carry on its business as presently conducted. Acquiror is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Acquiror or its ability to consummate the transactions contemplated by this Agreement.

4.2 Authorization. Each of Acquiror and Merger Sub has full power and authority to enter into the Transaction Agreements to which it is a party. All corporate or similar action required to be taken by the Acquiror or Merger Sub in order to authorize the Acquiror or Merger Sub to enter into the Transaction Agreements, has been taken or will be taken prior to the Closing. All action on the part of the officers, directors, and stockholders of the Acquiror and Merger Sub necessary for the execution and delivery of the Transaction Agreements and the performance of all obligations of the Acquiror and Merger Sub under the Transaction Agreements to be performed as of the Closing has been taken. The Transaction Agreements to which Acquiror or Merger Sub is a party, when executed and delivered by Acquiror or Merger Sub, as applicable, will constitute valid and legally binding obligations of Acquiror or Merger Sub, as applicable, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies. As of the date this Agreement is executed, Acquiror has the financial wherewithal to comply with all of its obligations under this Agreement, including without limitation the payment of the Net Merger Consideration, and has no knowledge of any circumstance or set of circumstances that could render it unable to pay the Net Merger Consideration.

4.3 No Conflict. No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local Governmental Body is required on the part of either the Acquiror or Merger Sub in connection with the consummation of the transactions contemplated by this Agreement.

4.4 Litigation. There is no Action pending to which Acquiror or Merger Sub is a party or, to Acquiror’s knowledge, threatened, against Acquiror or Merger Sub that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transaction contemplated by the Agreement.

4.5 No Prior Activities. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and the transactions contemplated by this Agreement, Merger Sub has not incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any Person.

4.6 Brokers or Finders. Neither Acquiror, Merger Sub nor any Person acting on their behalf has incurred any Liability to pay any fees or commissions to any broker, finder or agent or any other similar payment in connection with any of the transactions contemplated by this Agreement.

4.7 Non-reliance. Except as expressly set forth in Section 3 of this Agreement (as modified by the Company Disclosure Schedule), no Group Company nor any Affiliate of the Company or their respective representatives has made, nor are any of them making any representation or warranty, written or oral, express or implied to Acquiror or any of its Affiliates or their respective representatives, in respect of any Group Company or the business of any Group Company, including any representations and warranties about the accuracy or completeness of any information or documents previously provided or the omission of any material information or relating to the current, future or historical financial condition, results of operations, assets or liabilities or prospects of any Group Company, and any such other representations or warranties are hereby expressly disclaimed. Acquiror expressly acknowledges and agrees that neither Acquiror nor any of Acquiror’s Affiliates or their respective representatives is relying on any other representation or warranty of any Group Company, their Affiliates or any of their respective representatives, including regarding the accuracy or completeness of any such other representations and warranties or the omission of any material information, whether express or implied. Covenants.

5. Covenants.

5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except (i) as set forth in Schedule 5, (ii) to the extent expressly required by this Agreement, (iii) as required by applicable Law, or (iv) as consented to in writing by Acquiror, the Company shall cause each Group Company to: (a) carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) pay its debts and Taxes when due (subject to good faith disputes over Taxes); (c) pay or perform other obligations when due; and (d) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and Key Employees and take commercially reasonably measures to preserve its relationships with employees, customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company agrees to promptly notify Acquiror of (a) any event that could reasonably be expected to have a Material Adverse Effect; (b) any event that could reasonably be expected to prevent, materially alter or materially delay, any of the transactions contemplated by this Agreement, and (c) any change in its capitalization (other than the exercise of outstanding options and warrants). Without limiting the foregoing, except as expressly contemplated by this Agreement or Schedule 5.1, the Company agrees that no Group Company shall do, cause or permit any of the following, without the prior written consent of Acquiror:

(a) Organizational Documents. Amend or propose to amend any of its Organizational Documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Shares, or split, combine or reclassify any Shares or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Shares, or repurchase or otherwise acquire, directly or indirectly, any Shares (other than pursuant to agreements with service providers entered into prior to the date of this Agreement);

(c) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such Shares or other convertible securities, other than the issuance of Shares (i) issuable upon the exercise of Vested Options listed on Schedule 5.1 in exchange for the exercise price thereof, which Shares shall be reflected on the Payment Schedule, or (ii) issuable upon the exercise of Warrants listed on Schedule 5.1 in exchange for the exercise price thereof, which Shares shall be reflected on the Payment Schedule;

(d) Intellectual Property. Transfer to any Person any Intellectual Property, or enter into, terminate or amend, any agreement relating to the license, transfer or other disposition or acquisition of Intellectual Property (other than non-exclusive licenses granted to or by the Company in the ordinary course of business);

(e) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any Company Products or Intellectual Property;

(f) Dispositions; Liquidations. Sell, transfer, lease, license or otherwise dispose of or pledge, encumber or otherwise subject to any lien any of its properties or assets, other than sales of inventory in the ordinary course of business consistent with past practice, or adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(g) Agreements. Enter into, terminate or amend (i) any agreement involving the obligation to pay or the right to receive $150,000 or more other than in the ordinary course of business, (ii) any letter of intent, memorandum of understanding, or agreement with respect to any joint venture, strategic partnership or alliance, or (iii) any agreement that is or would be a Material Contract;

(h) Capital Expenditures. Make any capital expenditures, capital additions or capital improvements, in excess of $100,000 in the aggregate, other than in the ordinary course of business consistent with past practice;

(i) Indebtedness. Incur any Indebtedness in excess of $100,000 in the aggregate;

(j) Insurance. Terminate or materially reduce the amount of any material insurance coverage provided by, or fail to exercise renewal rights with respect to, existing insurance policies;

(k) Employee Plans. Except as contemplated in this Agreement, amend any Company Employee Plan or adopt any plan that would constitute a Company Employee Plan except in order to comply with applicable Law or pursuant to this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(l) New Hires; Pay Increases. Hire or promote any officer-level employee or pay any bonus, special remuneration or special noncash benefit (except payments and benefits made pursuant to written agreements outstanding on the date of this Agreement), or increase the benefits, salaries, wage rates, or commissions of any of its employees;

(m) Severance Arrangements. Except as required by Law or pursuant to any written agreements outstanding on the date of this Agreement, grant or pay any severance or termination pay or benefits to any director, officer, employee, consultant, or independent contractor;

(n) Lawsuits. Settle or compromise any Action, or commence a lawsuit other than (i) for the routine collection of bills, (ii) in such cases where the Group Companies in good faith determine that failure to commence suit would result in the material impairment of a valuable right, provided that it consults with Acquiror prior to the filing of such a suit or (iii) to enforce its rights under this Agreement;

(o) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(p) Taxes. Make or change any material election in respect of Taxes, change any accounting method in respect of Taxes, adopt or change any period of accounting, file any Tax Return (except as permitted by Section 5.10(a)), file any amendment to a Tax Return, enter into any closing agreement with any Tax Authority or similar agreement or arrangement with respect to material Taxes, settle any claim or assessment in respect of material Taxes, take any action to surrender any right to claim a refund or credit of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes other than in connection with customary extensions of the due date for filing a Tax Return;

(q) Accounting Methods; Revaluation. Make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or advised as appropriate or advisable in connection with the Company Audit, or revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in GAAP or advised as appropriate or advisable in connection with the Company Audit;

(r) Discounts. Grant any discount or other concession in connection with the collection of any account receivable;

(s) Collections. Collect any account receivable other than in the ordinary course of business;

(t) Acceleration of Options. Except as set forth in the Company Option Plan or in a Contract entered into before Closing, accelerate or modify the vesting of any Options; or

(u) Other. Take or agree in writing or otherwise to take, any of the actions described in this Section 5.1.

5.2 No Solicitation.

(a) From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing, the Company shall cause each of the Group Companies not to, directly or indirectly through any officer, director, employee, representative or agent or otherwise: (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, share exchange, business combination, sale or other disposition of assets, sale of shares of capital stock or similar transactions involving any Group Company other than the transactions contemplated by this Agreement (any of the foregoing inquiries or proposals an “Acquisition Proposal”); (ii) engage or participate in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal; or (iii) agree to, enter into, accept, approve or recommend any Acquisition Proposal.

(b) The Company shall notify Acquiror as promptly as possible (and no later than 24 hours) after receipt by any Group Company (or their respective advisors) of any Acquisition Proposal or any request for nonpublic information in connection with an Acquisition Proposal or for access to the properties, books or records of any Group Company by any Person that informs any Group Company (or their respective advisors) that it is considering making, or has made, an Acquisition Proposal. Such notice shall be made orally and in writing and shall indicate in reasonable detail the identity of the offeror and the terms and conditions of such proposal, inquiry or contact.

5.3 Access to Information. The Company covenants that it shall cause each of the Group Companies to afford Acquiror and its accountants, counsel and other representatives (so long as each such Person is subject to confidentiality obligations at least as restrictive as those contained in Confidentiality Agreement), reasonable access during business hours during the period from the date of this Agreement through the Closing, to (A) all properties, personnel, books, contracts, commitments and records of the Group Companies and (B) all other information concerning the business, properties and personnel of the Group Companies as Acquiror may reasonably request and as otherwise required to be limited due to applicable laws, including any anti-trust laws. Subject to compliance with applicable Law, during the period from the date of this Agreement through the Closing, upon Acquiror’s reasonable request, the Group Companies shall confer on a regular and frequent basis with one or more representatives of Acquiror to report regarding the Group Companies’ operational matters of materiality and the general status of the Group Companies’ ongoing operations. No information or knowledge obtained by Acquiror in any investigation pursuant to this Section 5.3 or otherwise shall affect or be deemed to modify any representation, warranty or covenant contained herein, the indemnification obligations set forth herein or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement.

5.4 280G Covenant. Prior to the Closing, the Company shall submit to its stockholders, for approval (in a manner and with a disclosure document reasonably satisfactory to Acquiror) by a vote of stockholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “280G Stockholder Vote”), any such payments or other benefits that, separately or in the aggregate, would otherwise be “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations thereunder (the “280G Payments”), such that, if the 280G Stockholder Vote is received approving the 280G Payments, such 280G Payments shall not cause there to be “excess parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such 280G Stockholder Vote, the Company shall obtain, from each person whom the Company reasonably believes to be with respect to the any of the Group Companies a “disqualified individual” (as defined in Section 280G of the Code and the Treasury Regulations thereunder) and who would otherwise receive or have the right or entitlement to receive a 280G Payment, a written waiver (in form and substance reasonably satisfactory to Acquiror) pursuant to which such person agrees to waive any and all right or entitlement to such 280G Payments, to the extent such payment would cause any payment not to be deductible pursuant to Section 280G of the Code. The Company shall provide to Acquiror any materials to be distributed to stockholders pursuant to this Section 5.4 within a reasonable period of time prior to distribution to such stockholders and such materials shall be subject to the prior review and approval of Acquiror (such approval not to be unreasonably withheld, conditioned or delayed). Prior to the Closing Date, the Company shall deliver to Acquiror written certification that either (a) the 280G Stockholder Vote was solicited and the stockholder approval was obtained with respect to any 280G Payments that were subject to the 280G Stockholder Vote, or (b) the Stockholder approval of any 280G Payments was not obtained and as a consequence, such 280G Payments shall not be made or provided to any affected individual.

5.5 Information Statement. In compliance with applicable Law, the Company shall prepare an information statement accurately describing this Agreement, the Merger and the provisions of Section 262 of Delaware Law (the “Information Statement”). Within ten (10) Business Days following the execution of this Agreement, the Company shall deliver the Information Statement to the Stockholders, which Information Statement shall inform them of the approval of the Merger and the adoption of this Agreement and request that such Stockholder execute a written consent approving this Agreement and the transaction contemplated hereby.

5.6 Financial Statements. The Company shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to perform and complete as soon as possible following the date hereof the Company Audit.

5.7 Consummation. The Company and Acquiror shall take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and as required under the terms of any Contracts to which any Group Company or Acquiror is a party to consummate and make effective the transactions contemplated by this Agreement.

5.8 Continuing Employees. During the period beginning as of the Effective Time and ending on no earlier than the first (1st) anniversary of the Closing Date, Acquiror shall provide each employee of a Group Company immediately prior to the Effective Time who remains an employee of a Group Company or becomes an employee of Acquiror immediately following the Effective Time, which employees shall be determined in consultation with the Key Employees (each, a “Continuing Employee”) with (i) at least the same level of base wages or base salary, as applicable, and cash bonus opportunities, in each case as were provided to the Continuing Employee immediately prior to the Effective Time, and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits that are provided to Acquiror’s similarly situated employees. Acquiror shall use commercially reasonable efforts to communicate such terms in all material respects to each of the Continuing Employees prior to the Closing Date. Following the Closing, (1) Acquiror will allocate the Retention Consideration to the Key Employees and the Continuing Employees in consultation with the Key Employees and (2) will ensure that the full amount of any employee bonuses, including the Company’s annual performance bonuses, are paid out to the respective employees to the extent bonus amounts are included as Company Transaction Expenses or included as an accrued liability in the calculation of Closing Working Capital.

5.9 Termination of Plans. Prior to the Closing Date, by proper resolution of the applicable Group Company’s board of directors, and adoption of plan amendments, if necessary, the Company will terminate the Company Option Plan, effective no later than the Effective Time. The form and substance of such resolutions and amendments will be subject to the reasonable advance review and approval by Acquiror’s counsel. Upon Acquiror’s written request made at least five (5) Business Days in advance of the Closing Date, each of the Group Companies shall take such other actions to terminate any other Company Employee Plans listed in Section 5.9 of the Company Disclosure Schedule as of immediately prior to, or on the day before, the Closing Date.

5.10 Tax Returns; Liability for Taxes; Other Tax Matters.

(a) Prior to the Closing Date, the Company shall prepare or cause to be prepared all U.S. federal and state income tax returns of each Group Company for the taxable period ending on December 31, 2017 (“2017 Income Tax Returns”) in accordance with the past practices of the applicable Group Company unless otherwise required by applicable Law. The Company shall deliver such 2017 Income Tax Return to Acquiror for review and approval (not to be unreasonably withheld, conditioned or delayed) at least fifteen (15) days prior to filing such 2017 Income Tax Return. The Company shall file or cause to be timely filed all 2017 Income Tax Returns and shall timely pay, or cause to be paid, the Taxes shown as due on such 2017 Income Tax Returns.

(b) Other than 2017 Income Tax Returns, Acquiror shall prepare or cause to be prepared any Tax Return with respect to any taxable period ending on or prior to the Closing Date that is required to be filed by or on behalf of any Group Company after the Closing Date in accordance with the past practices of the applicable Group Company unless otherwise required by applicable Law (each such Tax Return, an “Acquiror Prepared Tax Return”). With respect to any Acquiror Prepared Tax Return, Acquiror shall deliver a copy of such Tax Return to the Equityholder Representative at least thirty (30) days prior to the due date for filing any such Tax Return (after giving effect to any valid extensions of time in which to make such filings) for the Equityholder Representative’s review and approval (not to be unreasonably withheld, conditioned or delayed). Acquiror shall file or cause to be filed such Tax Return with the appropriate Governmental Body and will provide a copy of such filed Tax Return to the Equityholder Representative. Acquiror shall timely pay, or cause to be paid, the Pre-Closing Taxes shown as due on such Pre-Closing Tax Return; provided, however, Acquiror shall be entitled to withdraw from the Indemnification Escrow pursuant to this Section 5.10 an amount equal to the amount of Pre-Closing Taxes reflected on such Tax Returns to the extent such amount exceeds the related amount otherwise included as Pre-Closing Taxes in Closing Indebtedness.

(c) Notwithstanding anything to the contrary in this Agreement, each of the Equityholders and Acquiror shall pay, when due, fifty percent (50%) of any Taxes, conveyance fees, recording charges and other charges (including any penalties and interest) arising out of or related in any way whatsoever to the Merger, including, but not limited to, all transfer, sales and transaction Taxes however designated. The party required to do so by Law will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, non-filing party will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The non-filing party shall promptly reimburse the filing party for its share of any such Taxes upon receipt of evidence reasonably satisfactory to the non-filing party of the amount of such Taxes.

(d) Acquiror and the Equityholder Representative shall cooperate fully, as and to the extent reasonably requested by the other party or parties, in connection with the preparation and filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information in such party’s possession reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Equityholder Representative and Acquiror agree to retain all books and records with respect to Tax matters pertinent to the Group Companies relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.

(e) Tax Claims.

(i) If notice of any assessment or proceeding with respect to Taxes of a Group Company that may give rise to a claim for indemnification pursuant to Section 8.2 (a “Tax Claim”) shall be received by either party for which the other party may reasonably be expected to be liable (pursuant to Section 8 or otherwise), the notified party shall notify such other party in writing of such Tax Claim; provided, however, that the failure of the notified party to give the other party notice as provided herein shall not relieve such failing party of its obligations under Section 8 or otherwise except to the extent that the other party is actually prejudiced thereby.

(ii) The Equityholder Representative shall control any Tax Claim that relates solely to taxable periods that end on or before the Closing Date, including the defense and settlement of such Tax Claim, unless the Equityholder Representative otherwise informs Acquiror in writing; provided that the Equityholder Representative (A) shall keep Acquiror reasonably informed concerning the progress of such Tax Claim, (B) provide Acquiror copies of all correspondence and other documents relevant to such Tax Claim, and (C) shall not settle such Tax Claim without the consent of Acquiror, which shall not be unreasonably withheld, conditioned or delayed. Acquiror shall have the right (but not the duty) to participate in the defense of any such Tax Claim and to employ counsel, at the Equityholders’ expense, separate from the counsel employed by the Equityholder Representative.

(iii) The Acquiror shall control any Tax Claim that (A) does not relate solely to a taxable period that ends on or before the Closing Date or (B) the Equityholder Representative does not or cannot elect to control pursuant to the preceding Section 5.10(e)(ii), including the defense and settlement of such Tax Claim; provided that the Acquiror (A) shall keep the Equityholder Representative reasonably informed concerning the progress of such Tax Claim, (B) shall provide the Equityholder Representative with copies of the correspondence and other documents relevant to such Tax Claim, and (C) shall not settle such Tax Claim without the written consent of the Equityholder Representative, which shall not be unreasonably withheld, conditioned or delayed. The Equityholder Representative shall have the right (but not the duty) to participate in the defense of any such Tax Claim and to employ counsel, at its own expense, separate from the counsel employed by the Surviving Corporation.

(iv) In the event of any conflict between this Section 5.10(e) and the provisions of Section 8.4, this Section 5.10(e) shall govern.

(f) Unless otherwise required by applicable Law, Acquiror and the Surviving Corporation (or any Affiliate) will not (and will not permit their respective Affiliates to) (i) amend any Tax Returns of or with respect to a Group Company with respect to any Pre-Closing Tax Period, (ii) make or change any Tax election or change any method of accounting that has effect on any Tax Return for a Pre-Closing Tax Period, (iii) agree to extend or waive the statute of limitations with respect to Taxes of a Group Company for a Pre-Closing Tax Period, or (iv) engage in any transaction not contemplated by this Agreement on the Closing Date after the Closing outside the ordinary course of the Company’s business, in each such case, except (A) with the prior written consent of the Equityholder Representative (which will not be unreasonably withheld, delayed, or conditioned), or (B) if such action could not form the basis for a claim of indemnification against any Equityholder pursuant to Section 8.2 or otherwise. Notwithstanding the foregoing, Acquiror, the Surviving Corporation and any Affiliate shall have the right to (x) file income tax returns with the Netherlands taxing authorities for the 2016 and 2017 tax years and a treaty based tax return with the Canadian taxing authorities for the 2017 tax year (the “Dutch Returns”); (y) file income, franchise, or gross receipts Tax Returns in all states where the Company had employees or otherwise established nexus but was not filing Tax Returns, and (z) with respect to sales and use Taxes, initiate contact with any applicable taxing authorities of VDA States with respect to any “voluntary disclosure agreements” or other similar programs (each such program, a “VDA Proceeding”) for any Pre-Closing Tax Period or Straddle Period and / or file Tax Return with respect to any Pre-Closing Tax Period or Straddle Period. With respect to any such VDA Proceeding initiated or Tax Return filed pursuant to this Section 5.10(f) by Acquiror, Surviving Corporation or any Affiliate, (I)

Acquiror shall notify the Equityholder Representative prior to initiating any contact with respect to any VDA Proceeding with applicable taxing authorities, or filing any such Tax Return for any Pre-Closing Tax Period or Straddle Period and (II) with respect to any materials submitted in writing to a taxing authority in connection with a VDA Proceeding or any Tax Returns filed pursuant to clause (y) of the previous sentence, Acquiror shall submit such Tax Return to the Equityholder Representative for its review and comment at least fifteen (15) days before filing such Tax Return and shall consider in good faith any reasonable comments provided by the Equityholder Representative.

(g) Tax Treatment. For all applicable Tax purposes, the parties to this Agreement agree to, and no party shall take any action or filing position inconsistent with, the following Tax treatment of the items specified below:

(i) (A) the rights of the Stockholders to the Escrow Fund and any Earnout Payment shall be treated as deferred contingent purchase price eligible for installment treatment under Section 453 of the Code and any corresponding provision of foreign, state or local Law, as appropriate, and (B) if and to the extent any amount is released to the Stockholders, interest may be imputed on such amount if required by Section 483 or 1274 of the Code.

(ii) Any payments made in respect of Vested Options pursuant to this Agreement (A) shall be treated as compensation paid by the Surviving Corporation as and when received by the holder thereof to whom such payment is due (which, for the avoidance of doubt, shall be the Closing Date with respect to the Equityholder Representative Expense Fund, and, (B) shall be net of any Taxes withheld pursuant to Section 2.15, and (C) shall, except with respect to payments made in respect of Non-Withholding Options, be made through the Surviving Corporation’s standard payroll procedures. Any applicable withholding Taxes in respect of the portion of the Expense Fund borne by Equityholders in respect of Vested Options shall be withheld from their portion of the Closing Options Payout Amount paid at or in connection with Closing.

(iii) The Expense Fund shall be treated as having been received and voluntarily set aside by the Equityholders on the Closing Date, and no Tax withholding or information reporting shall be required in connection with the subsequent distribution of any portion of the Expense Fund to the Equityholders.

5.11 Indemnification; Directors’ and Officers’ Insurance.

(a) Prior to or at the Closing, the Company may elect to purchase a fully prepaid “tail” policy under the Company’s existing directors’ and officers’ liability and fiduciary liability insurance policy, at no expense to the beneficiaries, which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s existing directors’ and officers’ liability insurance policy in effect as of the Closing Date for matters, acts or omissions occurring at or prior to the Effective Time and (iii) contains other coverage terms comparable to those under the Company’s existing directors’ and officers’ liability insurance policy (such policy, the “D&O Tail Policy”). If the Merger is consummated, then Acquiror will not cancel the D&O Tail Policy during its term.

(b) If the Company purchasers the D&O Tail Policy, then for a period of six years from the Effective Time, Acquiror will cause the Surviving Corporation to maintain in effect the D&O Tail Policy. In addition, Acquiror shall, for a period of at least six years from the Effective Time, cause the certificate of incorporation and by-laws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and exculpation of former or present directors, officers and employees (the “D&O Indemnified Persons”) than are presently set forth in the Certificate of Incorporation and bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified (by merger or otherwise) in any manner that would adversely affect the rights thereunder of any such individuals.

(c) The rights of the D&O Indemnified Parties under this Section 5.11 shall be in addition to, and shall not in any way limit, any rights such D&O Indemnified Parties may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Companies Group, or under any applicable Contracts or Laws. The Parties agree that each D&O Indemnified Person (including his or her heirs, executors or administrators and his or her other representatives) is intended to be, and shall be, a third party beneficiary of this Agreement for the purpose of this Section 5.11.

5.12 Publicity. Any public announcement or similar publicity with respect to this Agreement or the Merger and the other transactions contemplated by this Agreement (a) prior to the Closing, will be issued at such time and in such manner as mutually agreed by Acquiror and the Company, unless otherwise required by Law, Governmental Authority or securities listing standards, and (b) after the Closing, may be issued at such time and in such manner as Acquiror determines is required under applicable Law or as it otherwise deems appropriate. With respect to communications prior to the Closing, (x) the form of press release announcing the Merger and the other transactions contemplated by this Agreement will be in form mutually agreed by Acquiror and the Company, and (y) Acquiror and the Company will consult with each other concerning the means by which employees, customers, suppliers and others having dealings with the Company will be informed of the Merger and the other transactions contemplated by this Agreement.

5.13 Confidentiality. The parties acknowledge that Acquiror or one of its Affiliates and the Company have previously executed an Amended and Restated Mutual Nondisclosure Agreement dated February 5, 2018 (the “Confidentiality Agreement”), which Confidentiality Agreement is hereby incorporated herein by reference and shall continue in full force and effect in accordance with its terms. To the extent there is any inconsistency between the terms of this Agreement and the terms of the Confidentiality Agreement, the terms of this Agreement shall prevail.

6. Closing Conditions.

6.1 Conditions to the Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Acquiror:

(a) Representations and Warranties. The representations and warranties of the Company are true and correct in all material respects as of the Closing (other than the representations and warranties that expressly speak only as of a specific date or time, which must have been true and correct in all material respects as of such specific date or time, and the Fundamental Representations (other than the Fundamental Representations at Sections 3.2(a) and 3.2(c) (the “Capitalization Fundamental Representations”)), which shall be true and correct in all respects as of the Closing, and the Capitalization Fundamental Representations, which shall be true and correct other than for de minimus amounts) as if made on the Closing Date.

(b) Performance of Obligations. The Group Companies shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by the Group Companies at or prior to the Closing.

(c) No Governmental Litigation. There shall not be pending or threatened (in writing) any legal proceeding, in which a Governmental Body is or is threatened (in writing) to become a party, and neither Acquiror nor any Group Company shall have received any communication from any Governmental Body in which such Governmental Body indicates the reasonable likelihood of commencing any legal proceeding or taking any other action: (i) challenging or seeking to restrain or prohibit the consummation of the Closing; (ii) relating to the Closing and seeking to obtain from Acquiror or any of its subsidiaries, or any Group Company, any material damages or other relief; (iii) seeking to prohibit or limit in any material respect Acquiror’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the Shares; or (iv) that would materially and adversely affect the right of Acquiror or any Group Company to own the assets or operate its business.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(f) Governmental Approval. Acquiror and Merger Sub shall have timely obtained all approvals, waivers, actions, non-actions and consents, necessary to be obtained from Governmental Entities for consummation of or in connection with the Merger and the transactions contemplated hereby.

(g) Dissenters’ Rights. Holders of not more than eight percent (8%) of the Shares outstanding immediately prior to the Effective Time shall have duly exercised their appraisal rights under Delaware Law.

(h) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

6.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the Closing shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company:

(a) Representations, Warranties and Covenants. The representations and warranties of Acquiror and Merger Sub pursuant to this Agreement shall be true and correct in all material respects.

(b) Performance of Obligations. Acquiror and Merger Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement, including the execution and delivery of all Transaction Agreements, required to be performed and complied with by Acquiror and Merger Sub at or prior to the Closing.

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be and remain in effect, nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(d) Governmental Approval. The parties to this Agreement shall have timely obtained all approvals, waivers, actions, non-actions and consents, necessary to be obtained from Governmental Entities for consummation of or in connection with the Merger and the transactions contemplated hereby.

(e) Stockholder Approval. The Requisite Stockholder Approval shall have been obtained.

(f) Employment Agreements. Acquiror shall have provided an executed employment agreement, together with the other related employment documentation, to each Key Employee on terms reasonably consistent with the offer letter executed by such Key Employee, if any, on the date of this Agreement.

7. Termination.

7.1 Termination. This Agreement may be terminated at any time prior to the Closing (with respect to Section 7.1(b) through Section 7.1(d), by written notice by the terminating party to the other party):

(a) by the mutual written consent of Acquiror and the Company;

(b) by either Acquiror or the Company if the Closing shall not have been consummated on or before December 31, 2018; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available with respect to a party if the failure to consummate the Closing on or prior to such date is the result of any material breach of this Agreement by the party seeking to terminate the Agreement pursuant to the terms of this Section 7.1(b);

(c) by either Acquiror or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing; or

(d) by either Acquiror or the Company if (i) there has been a breach of or inaccuracy in any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, such that the conditions set forth in Sections 6.1(a) or (b) (in the case of termination by Acquiror) or Sections 6.2(a) or (b) (in the case of termination by the Company) would not be satisfied and (ii) such breach or inaccuracy shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach or inaccuracy from the other party.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, there shall be no Liability on the part of Acquiror, Merger Sub, any Group Company or their respective officers, directors, employees, the Equityholder Representatives or stockholders, except as a result of any intentional breach of this Agreement that occurred prior to such termination. Notwithstanding the foregoing, the provisions of Sections 5.12, 5.13, this 7.2 and 10 shall remain in full force and effect and survive any termination of this Agreement.

8. Indemnification; Remedies.

8.1 Survival.

(a) The representations and warranties of the parties contained in this Agreement, any certificate delivered pursuant hereto or any Transaction Agreement shall survive the Closing through and until the date that is eighteen (18) months after the Closing Date (the “General Survival Period”); provided, however, that the representations and warranties of the Company set forth in Sections 3.1 (Organization), 3.2(a) (Capitalization – Authorized Shares), 3.2(c) (Capitalization – Outstanding Equity), 3.4 (Authorization) and 3.17 (Taxes) shall survive the Closing until the expiration of the applicable statute of limitations (all of such representations, collectively, the “Fundamental Representations”), and the representations and warranties of the Company set forth in Sections 3.7(a), 3.7(c), 3.7(g), 3.7(p) and 3.7(q) (Intellectual Property) (collectively, the “IP Representations”) shall survive the Closing through and until the date that is two (2) years after the Closing Date; provided, further, that solely with respect to claims for fraud, intentional misrepresentation or willful misconduct, all such representations and warranties shall survive the Closing until the expiration of the applicable statute of limitations; provided further, however, that any obligations to indemnify and hold harmless shall not terminate with respect to any Losses (as defined below) as to which the Person to be indemnified shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the indemnifying party in accordance with Section 8.4 before the termination of the applicable Survival Period. Claims under Sections 8.2(a)(ii) through (viii) may be made until the expiration of the applicable statute of limitations (any such period of survival set forth in this Section 8.1, a “Survival Period”). All covenants and other similar obligations will survive Closing until fully performed to the extent such covenants and other obligations are to be performed following the Closing by their terms.

(b) All claims for indemnification under Section 8.1 must be asserted prior to the expiration of the applicable Survival Period set forth in Section 8.1(a); provided, however, that if a Acquiror Indemnified Party delivers to the Equityholder Representative, before expiration of the applicable Survival Period of a representation, warranty, covenant or agreement as set forth in Section 8.1(a), either a Claim Notice (as defined below) based upon a breach of any such representation, warranty, covenant or agreement, or a notice that, as a result of a claim or demand made by a Person not a party to this Agreement, the Acquiror Indemnified Party reasonably expects to incur Losses, then the applicable representation, warranty, covenant or agreement will survive until, but only for purposes of, the resolution of the matter covered by such notice. If the claim with respect to which such Claim Notice has been given is definitively withdrawn or resolved in favor of the Acquiror Indemnified Party, the Acquiror Indemnified Party will promptly so notify the Equityholder Representative. It is the express intent of the parties that, if an applicable Survival Period as contemplated by this Section 8.1 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

8.2 Indemnification.

(a) Subject to Sections 8.1 and 8.5 hereof, each of the Equityholders severally, but not jointly, and based on each Equityholder’s Percentage, hereby agrees to indemnify, defend and hold harmless Acquiror, the Surviving Corporation and their respective directors, managers, officers, employees, Affiliates, stockholders, shareholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, “Acquiror Indemnified Parties”) from and against, and to pay to the applicable Acquiror Indemnified Parties, the amount of any and all losses, liabilities, claims, obligations, deficiencies, demands, diminution in value, judgments, damages, interest, fines, claims, suits, actions, causes of action, assessments, Taxes, costs and expenses (including reasonable documented out of pocket costs of investigation and defense and attorneys’ and other professionals’ fees), whether or not involving a Third-Party Claim (as defined below), incurred or asserted against such Acquiror Indemnified Party (individually, a “Loss” and, collectively, “Losses”) based upon, arising out of, relating to or resulting from:

(i) the failure of any of the representations or warranties made by the Company in this Agreement, any certificate delivered pursuant hereto or in any Transaction Agreement to which the Company is a party to be true and correct at and as of the date made;

(ii) the breach of any covenant or other agreement on the part of the Company under this Agreement, any certificate delivered pursuant hereto or any Transaction Agreement delivered on behalf of the Company;

(iii) any Pre-Closing Taxes, except to the extent already taken into account in the Final Closing Merger Consideration;

(iv) any claim by any Person based upon, arising out of, relating to or resulting from the ownership of or an interest in or to the Equity Interests of any Group Company;

(v) the failure of any item set forth in the Closing Certificate to be accurate, true and correct in all respects as of the Closing Date;

(vi) any liability of any Group Company for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement, except to the extent already taken into account in the Final Closing Merger Consideration;

(vii) any payment or consideration arising under any consents, waivers, notices or approvals of any party under any Contract that requires by its terms such consent, waiver, notice or approval in connection with the transactions contemplated in this Agreement, except to the extent already taken into account in the Final Closing Merger Consideration; or

(viii) any payment or consideration made in connection with any negotiations, settlements or proceedings related to a demand for appraisal rights by a holder of Dissenting Shares to the extent any such amount is greater than the amount the holder of Dissenting Shares would have otherwise received pursuant to Section 2.6 had such holder not been a holder of a Dissenting Share.

(b) The right to indemnification or any other remedy based on representations, warranties, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

(c) Notwithstanding anything to the contrary contained in this Agreement, (i) the Acquiror Indemnified Parties shall have no obligation to seek indemnification from the Group Companies irrespective of whether such Claim results from an action or inaction by a Group Company or the Equityholders, (ii) the Equityholders (in their capacities as such) shall have no right of contribution from the Group Companies irrespective of whether such Claim results from an action or inaction by a Group Company or the Equityholders (provided that the foregoing shall not affect the right of an Equityholder that is a D&O Indemnified Person under the D&O Tail Policy or under the Surviving Corporation’s certificate of incorporation or bylaws or under any indemnification agreement or similar agreement the Equityholder may have with the Company) and (iii) there shall be no proration of the obligation to pay any Losses between the Group Companies and the Equityholders (in their capacities as such) and, irrespective of whether such Claim results from an action or inaction by the Group Companies or the Equityholders, the Equityholders shall be solely responsible for any such Losses.

(d) All qualifications as to “materiality”, “material,” and “Material Adverse Effect” shall be disregarded solely for the purposes of calculating any Losses in respect of a breach of a representation and warranty.

8.3 [Reserved]

8.4 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought, provided that with respect to any claim against the Equityholders generally or any Equityholder specifically, Acquiror shall provide notice to the Equityholder Representative, on behalf of the Equityholder(s), which notice shall be deemed having been provided to such Equityholder(s). During the Escrow Period, at the time an Acquiror Indemnified Party gives, or at any time after an Acquiror Indemnified Party gives, the Equityholder Representative written notice of such Acquiror Indemnified Party’s indemnification claim hereunder, Acquiror may make a written claim against the Escrow Fund (a “Claim”) by delivering written notice of the same (the “Claim Notice”) to the Escrow Agent as more particularly provided in the Escrow Agreement (in which event Acquiror will provide a copy of such Claim Notice to the Equityholder Representative). Subject to the limitations and procedures set forth in Section 8.6, upon receipt of a Claim Notice, the Escrow Agent will, segregate from the Escrow Fund into a separate account (the “Pending Claims Account”) a portion of the Escrow Fund as necessary to satisfy and pay the amount of the Claim as stated in the Claim Notice. The Escrow Agent will distribute the Escrow Fund in accordance with the terms of the Escrow Agreement.

(b) Each notice of a claim by the Acquiror given pursuant to Section 8 shall contain the following information:

(i) that Acquiror or another Acquiror Indemnified Party has incurred, paid, sustained or accrued, or reasonably anticipates that it will incur, pay, sustain or accrue, Losses in an aggregate stated amount arising from such claim (which amount may be the amount of damages claimed by a third party in an action brought against any Acquiror Indemnified Party based on alleged facts, which if true, would give rise to liability for Losses to such Acquiror Indemnified Party under this Section 8); and

(ii) a brief description, in reasonable detail (to the extent reasonably available to Acquiror), of the facts, circumstances or events giving rise to such Losses based on Acquiror’s good faith belief thereof, including (x) the basis for such anticipated liability and the nature of the breach to which such Losses are related, (y) the identity of any third party claimant and (z) copies of any formal demand or complaint from any third party claimant.

(c) No delay on the part of Acquiror in giving the Equityholder Representative a notice of a Claim shall relieve the Equityholder Representative or any Equityholder from any of their respective obligations under this Section 8 unless (and then only to the extent that) the Equityholder Representative or the Equityholders are materially prejudiced thereby in terms of the amount of Losses for which the Equityholders are obligated to indemnify the Acquiror Indemnified Party.

(d) In the event that any Action shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Section 8.2 hereof (regardless of the limitations set forth in Section 8.5 hereof) (a “Third-Party Claim”), the indemnified party shall as soon as practicable, but in any event within ten (10) days after such Third-Party Claim has been initiated or after the indemnified party receives written notice of the Third-Party Claim, cause written notice of the assertion of any Third-Party Claim of which it has knowledge which is covered by Section 8.2 hereof to be forwarded to the indemnifying party, provided that if the Equityholders are the indemnifying party, such notice shall be forwarded to the Equityholder Representative. The failure of the indemnified party to give timely notice of any Third-Party Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party can reasonably demonstrate actual loss or prejudice as a result of such failure and then only to the extent of such loss or prejudice. Regardless of which party is the indemnifying party, Acquiror shall have the right, at the sole expense of the indemnifying party, to be represented by counsel of its choice and to defend against, negotiate, settle or otherwise deal with any Third-Party Claim which relates to any Losses indemnified against hereunder. The Equityholder Representative, on behalf of the Equityholders, may participate in, but not control, the defense of Third Party Claim at the cost and expense of the Equityholder, provided, however, that except with the consent of the Equityholder Representative (such consent not to be unreasonably withheld or delayed, it being understood and agreed that it shall be reasonable for the Equityholder Representative to withhold consent to any requested settlement if the Equityholder Representative believes in good faith that there is no underlying basis for indemnification under Section 8.2 with respect to such settlement), no settlement of any such Third Party Claim with third party claimants shall be determinative of the indemnification obligations (if any) of the Equityholders hereunder or the amount of Losses relating to such matter; provided further, however, that the consent of the Equityholder Representative with respect to any settlement of any such Third Party Claim shall be deemed to have been given unless the Equityholder Representative shall have objected within 30 days after a written request for such consent by parent. If the indemnified party defends any Third-Party Claim, then the indemnifying party shall reimburse the indemnified party for the expenses of defending such Third-Party Claim upon submission of periodic bills. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third-Party Claim. Notwithstanding anything in this Agreement to the contrary, no assertions made by any indemnified party in defense of a Third-Party Claim shall be considered in any determination of indemnification rights under Section 8.2.

(e) After any final decision, judgment or award shall have been rendered by a Governmental Body of competent jurisdiction, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to a Third-Party Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter and the indemnifying party shall be required to pay all of such sums so due and owing to the indemnified party in accordance with Section 8.6 hereof; provided, however, that the indemnified party may not settle, or consent to entry of a judgment of, a Third-Party Claim without the written consent of the indemnifying party.

8.5 Limitations on Indemnification. With respect to indemnification claims brought against any Equityholder pursuant to this Section 8:

(a) The Equityholders’ maximum aggregate liability with respect to claims arising out of Section 8.2(a)(i), other than as otherwise expressly set forth herein, shall be limited to the Indemnification Escrow; provided, that with respect to claims based upon the IP Representations, the Equityholders’ maximum aggregate liability shall be an amount equal to $20,000,000 (inclusive of any claims based upon the IP Representations otherwise satisfied out of the Indemnification Escrow); provided, further that with respect to claims based upon the Fundamental Representations or fraud, intentional misrepresentation or willful misconduct, each of the Equityholders’ maximum aggregate liability (on a cumulative basis) shall be such Equityholders’ Percentage of the Net Merger Consideration actually received by such Equityholder (other than claims based on fraud, intentional misrepresentation or willful misconduct of an Equityholder for which there shall be no limit on liability with respect to such Equityholder).

(b) The Acquiror Indemnified Parties shall not have the right to be indemnified pursuant to Section 8.2(a)(i) (excluding with respect to the Fundamental Representations, fraud, intentional misrepresentation or willful misconduct) unless and until the Acquiror Indemnified Parties shall have incurred, on a cumulative basis following the Closing, Losses in excess of an amount equal to $1,050,000 (the “Basket”) in which event the right to be indemnified shall apply to all Losses (i.e., inclusive of the amount of the Basket).

(c) Notwithstanding anything to the contrary in this Agreement, the Equityholders’ liability for Losses based upon, arising out of, relating to or resulting from (i) any VDA Proceeding, (ii) the Dutch Returns or (iii) the other Tax Returns contemplated in Section 5.10(f) shall be limited, in the aggregate to the sum of (A) $50,000 and (B) fifty percent (50%) of the amount of such Losses in excess of $50,000.

8.6 Indemnity Payments. Any payment that any Equityholder is obligated to make to any Acquiror Indemnified Parties, or that Acquiror is obligated to make to any Equityholder Indemnified Parties, pursuant to this Section 8 shall be paid by the Equityholders or Acquiror by wire transfer of immediately available funds within ten (10) days after the date notice of any sums due and owing is delivered to Agent by Acquiror or to Acquiror by Agent (the “Indemnity Payment Period”).

8.7 Procedures for Claims Against, and Distributions of, Funds Deposited with the Escrow Agent.

(a) Claims. Each Claim Notice given by the Acquiror shall be resolved as follows:

(i) Uncontested Claims. If, within 30 days after a Claim Notice is received by the Equityholder Representative, the Equityholder Representative does not contest such Claim Notice in writing to Acquiror as provided in Section 8.7(a)(ii), the Equityholder Representative shall be conclusively deemed to have consented, on behalf of all Equityholders, to the recovery by the Acquiror Indemnified Party of the full amount of Losses specified in the Claim Notice in accordance with this Section 8, including the forfeiture of Escrow Fund.

(ii) Contested Claims. If the Equityholder Representative gives Acquiror written notice contesting all or any portion of a Claim Notice (such disputed portion, a “Contested Claim”) (with a copy to the Escrow Agent) within the 30-day period specified in Section 8.7(a)(i), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Acquiror and the Equityholder Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 days following receipt by Acquiror of the written notice from the Equityholder Representative, by binding litigation between Acquiror and the Equityholder Representative in accordance with the terms and provisions of Section 8.7(a)(iii).

(iii) Litigation of Contested Claims. Either Acquiror or the Equityholder Representative may bring suit in the courts specified in Section 10.3 to resolve the Contested Claim. The decision of the trial court as to the validity and amount of any claim in such Claim Notice shall be non-appealable, binding and conclusive upon the parties to this Agreement and the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction.

(b) Final Distribution. On the date that is eighteen (18) months after the Closing Date, following receipt by the Escrow Agent of a joint written instruction executed by Acquiror and the Equityholder Representative, the Indemnification Escrow, less all amounts then segregated in a Pending Claims Account, will be eligible for distribution based upon each Equityholder’s Percentage.

(c) Any amounts required to be paid by the Equityholders to an Acquiror Indemnified Party pursuant to a claim for indemnification pursuant to Section 8 for which the Equityholders are severally liable in proportion to their respective Percentage (excluding any claims for indemnification made against a specific Equityholder for any inaccuracy in or breach of any representation or warranty of, or for the breach or non-fulfillment of any covenant, agreement or obligation required be performed by, such specific Equityholder) shall be first satisfied from the Indemnification Escrow, in accordance with the terms hereof and of the Escrow Agreement, until the Indemnification Escrow is reduced to $0.00 (due to the release of such funds pursuant to this Section 8.7 or otherwise), and thereafter, such amounts shall be payable directly by the Equityholders (subject to the limitations set forth herein, to the extent applicable) in proportion to their respective Percentages. For the avoidance of doubt, under no circumstances (other than solely with respect to claims for fraud, intentional misrepresentation or willful misconduct by a specified Equityholder) will any individual Equityholder be subject to indemnification for Losses under this Agreement in an aggregate amount in excess of the Net Merger Consideration actually received by such Equityholder (plus, with respect to any individual Equityholder, such Equityholder’s Percentage of the Escrow Amount and Expense Fund).

8.8 Tax Treatment of Indemnity Payments. The Company, the Equityholders and Acquiror agree to treat any indemnity payment made pursuant to this Section 8 as an adjustment to the Net Merger Consideration for federal, state, local and foreign income Tax purposes, to the extent permitted by Law.

8.9 Determination of Loss Amount. The amount of any Losses subject to indemnification under this Section 8 shall (i) not include any special or punitive damages (except in each case to the extent such damages shall actually be awarded to a third party and be payable by an Acquiror Indemnified Party) and (ii) be calculated net of any insurance proceeds (net of any costs of such recovery such as increased premiums, deductibles and self-insured amounts) or any indemnity, contribution or other similar payment actually recovered by the Acquiror Indemnified Party from any third party with respect thereto. In the event that an insurance or other recovery from a third party is made by any Acquiror Indemnified Party with respect to the specific Losses for which any such Person has received an indemnification payment hereunder, then a refund equal to the aggregate amount of the recovery (net of any costs of such recovery such as increased premiums, deductibles and self-insured amounts) shall be made promptly to (a) the Escrow Agent for replenishment of the Escrow Fund, if during the General Survival Period, or (b) the Paying Agent if after the expiration of the General Survival Period, for distribution to the Equityholders, and the portion of such amount owed to each Equityholders will be determined in accordance with its respective Percentage (less Taxes withheld, if any, pursuant to Section 2.15).

8.10 Exclusive Monetary Remedy. Except in the case of fraud, intentional misrepresentation or willful misconduct, after the Closing, the indemnification provisions set forth in this Section 8 shall constitute the sole and exclusive remedy and recourse for monetary damages of the Acquiror Indemnified Parties for any and all Losses or other claims relating to or arising from this Agreement.

9. The Equityholder Representative.

9.1 Appointment of the Equityholder Representative.

(a) By virtue of their approval of the Merger, or participating in the Merger and receiving the benefits thereof, each Equityholder hereby appoints (or will be deemed to have designated and appointed) the Equityholder Representative as the exclusive agent and attorney-in-fact of the Equityholders with full power and authority to act for and on behalf of each Equityholder for all purposes in connection with this Agreement, the Escrow Agreement and the agreements ancillary hereto, including to give and receive notices and communications under this Agreement and the Escrow Agreement, to administer the Expense Fund and pay any and all third-party expenses of the Equityholder Representative incurred in furtherance of its duties hereunder, to accept service of process on behalf of the Equityholder pursuant to Section 10.3, Section 9.1 and the Escrow Agreement, as applicable, to authorize and agree to any post-closing adjustments or any other applicable provisions of this Agreement and the Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of, and comply with judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Acquiror Indemnified Party against any Equityholder or by any Equityholder against any Acquiror Indemnified Party, or any other dispute between any Acquiror Indemnified Party and any Equityholder, in each case relating to this Agreement, the Escrow Agreement or the Transaction Documents and to take all actions that are either (i) necessary or appropriate in the judgment of the Equityholder Representative in connection with this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement (ii) permitted or specifically mandated by the terms of this Agreement or the Escrow Agreement. Notwithstanding the foregoing, the Equityholder Representative shall have no obligation to act on behalf of the Equityholders, except as expressly provided herein, in the Escrow Agreement and in the Equityholder Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Equityholder Representative in any ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. After the Closing, notices or communications to or from the Equityholder Representative constitute notice to or from each of the Equityholder for all purposes under this Agreement and the Escrow Agreement:

(b) The Equityholder Representative may resign at any time. In the event of the resignation, death or incapacity of the Equityholder Representative, a successor Equityholder Representative will be elected promptly by the Equityholders whose interests aggregate not less than a majority of the Percentage of the Net Merger Consideration allocable to all Equityholders and the Equityholders will so notify Acquiror. Each successor Equityholder Representative has all of the power, authority, rights and privileges conferred by this Agreement and the Escrow Agreement upon the original Equityholder Representative, and the term “Equityholder Representative” as used in this Agreement includes any successor Equityholder Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Equityholder Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.

(c) A decision, act, instruction or Consent of the Equityholder Representative constitutes a decision, act, instruction or Consent of all the Equityholders for purposes of this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement and is final, binding and conclusive upon the Equityholders and their successors as if expressly confirmed and ratified in writing by the Equityholders and any Acquiror Indemnified Party may rely upon any such decision, act, instruction or Consent of the Equityholder Representative as being the decision, act, instruction or Consent of the Equityholders. All defenses which may be available to any Equityholder to contest, negate or disaffirm the action of the Equityholder Representative taken in good faith under this Agreement, the Escrow Agreement or the Equityholder Representative Engagement Agreement are waived. Acquiror is hereby relieved from any Liability to any Person for any acts done or omissions by Acquiror in accordance with such decision, act, instruction or Consent of the Equityholder Representative. Without limiting the generality of the foregoing, Acquiror is entitled to rely, without inquiry, upon any document delivered by the Equityholder Representative as being genuine and correct and having been duly signed or sent by the Equityholder Representative. The Equityholder Representative shall be entitled to: (i) rely upon the Payment Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Equityholder or other party.

(d) Certain Equityholders have entered into an engagement agreement (the “Equityholder Representative Engagement Agreement”) with the Equityholder Representative to provide direction to the Equityholder Representative in connection with its services under this Agreement, the Escrow Agreement and the Equityholder Representative Engagement Agreement (such Equityholders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Equityholder Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Equityholder Representative Group”), will incur liability of any kind with respect to any action or omission by the Equityholder Representative Group in connection with its services pursuant to this Agreement, the Escrow Agreement, the Equityholder Representative Engagement Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Equityholder Representative’s gross negligence, intentional or willful misconduct or fraud. The Equityholder Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders shall indemnify, defend and hold harmless the Equityholder Representative Group from and against any and all losses, liabilities, damages, claims, penalties, judgments, amounts paid in settlement fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and other skilled professionals and their staffs and all expense of document location, duplication and shipment and in connection with seeking recovery from insurers) (collectively, “Representative Losses”) arising out of or in connection with the Equityholder Representative’s execution and performance of this Agreement, the Escrow Agreement, the Equityholder Representative Engagement Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence, intentional or willful misconduct or fraud of the Equityholder Representative, the Equityholder Representative will reimburse the Equityholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence, intentional or willful misconduct or fraud. If not paid directly to the Equityholder Representative by the Equityholders, any such Representative Losses may be recovered by the Equityholder Representative from (i) the Expense Fund and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Equityholders; provided, that while this section allows the Equityholder Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Equityholder Representative from seeking any remedies available to it at law or otherwise. In no event will the Equityholder Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Furthermore, the Equityholder Representative shall not be required to take any action unless the Equityholder Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Equityholder Representative against the costs, expenses and liabilities which may be incurred by the Equityholder Representative in performing such actions. Upon the Closing, the Acquiror will wire the Expense Fund to the Equityholder Representative to be held by it in a segregated client funds account and which will be used for the purposes of paying directly, or reimbursing the Equityholder Representative for, any third party expenses pursuant to this Agreement and the agreements ancillary hereto or as otherwise directed by the Advisory Group. The Equityholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Equityholder Representative any ownership right that they may otherwise have had in any such interest or earnings. The Equityholder Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Equityholder Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Equityholder Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Subject to Advisory Group approval, the Equityholder Representative may contribute funds to the Expense Fund from any consideration otherwise distributable to the Equityholders. As soon as practicable following the completion of the Equityholder Representative’s responsibilities, the Equityholder Representative will deliver any remaining balance of the Expense Fund to the Paying Agent for further distribution to the Equityholders. For tax purposes, the

Expense Fund will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing. For clarity, no Acquiror Indemnified Party shall have any liability with respect to the Expense Fund, including with respect to the distribution, investment, holding and disposition thereof.

(e) The Equityholder Representative shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, that, the Equityholder Representative shall treat confidentially and not use or disclose the terms of this Agreement or any nonpublic information from or about the Surviving Corporation to anyone (except to the Equityholder or the Equityholder Representative’s employees, attorneys, accountants, financial advisors or authorized representatives, including the Advisory Group, on a need to know basis, in each case who agree to treat such information confidentially); provided, however, that neither the Acquiror nor the Surviving Corporation shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege. The Equityholder Representative shall enter into a separate customary confidentiality agreement prior to being provided access to such information if reasonably requested by the Acquiror.

(f) This appointment and grant of power and authority and the immunities and rights to indemnification granted by the Equityholders to the Equityholder Representative Group pursuant to this Section 9.1 are coupled with an interest, are in consideration of the mutual covenants made in this Agreement, are irrevocable and may not be terminated by the act of any Equityholder or by operation of Law, whether upon the death or incapacity of any Equityholder, or by the occurrence of any other event, shall be binding on any successor thereto, and shall survive the delivery of an assignment by any Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund.

10. Miscellaneous.

10.1 Successors and Assigns. Neither this Agreement nor any rights hereunder shall be assigned in whole or in part by any party thereto without the prior written consent of the other parties hereto; provided, however, that Acquiror may assign any or all of its rights, obligations and interests hereunder to any Affiliate of Acquiror without any such written consent but with notice to the Equityholder Representative so long as Acquiror shall remain primarily responsible for the performance of its obligations hereunder. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except (i) as expressly provided in this Agreement and (ii) the Equityholder Representative will be permitted to enforce the terms of this Agreement following the Closing on behalf of the Company and the Equityholders.

10.2 Governing Law. This Agreement and all matters arising directly or indirectly hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware applicable to Contracts made and performed in such State without giving effect to the choice of law or conflict of law principles of such state that would require or permit the application of the Laws of another jurisdiction.

10.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any other party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 10.6.

(c) EACH PARTY TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

10.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile, .PDF signature or any electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act or other applicable law and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile or electronic mail if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) three business days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, specifying next business day delivery, with written verification of receipt, provided that notices to the Equityholder Representative shall be delivered solely by facsimile or email. All communications shall be sent to the respective parties at the address and/or facsimile number set forth below, or to such other address or facsimile number as subsequently modified by written notice given in accordance with this Section 10.6.

if to Acquiror or Merger Sub, to:

Q2 Software, Inc.

13785 Research Blvd, Suite 150

Attention: Barry Benton

Facsimile: (512) 275-1726

and a copy to (which shall not constitute notice):

DLA Piper LLP (US)

401 Congress Avenue, Suite 2500

Austin, Texas 78701

Attention: John J. Gilluly III, PC

Facsimile: (512) 721-2290

if to the Company (prior to the Closing), to:

Cloud Lending, Inc.

1 Waters Park Drive, #240

San Mateo, California 94403

Attention: Snehal Fulzele

Facsimile: n/a

and a copy to (which shall not constitute notice):

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

Attention: Steven Tonsfeldt

Email: stonsfeldt@cooley.com

Facsimile: (650) 849-7400

If to the Equityholder Representative or any Equityholder to:

Fortis Advisors LLC

Attention: Notice Department

Email: notices@fortisrep.com

Facsimile: (858) 408-1843

10.7 Fees and Expenses. Except for (i) the Reimbursed Company Audit Expenses, which shall be paid by Acquiror whether or not the Closing occurs and in any event shall be paid to the Company within 20 days of request therefor by the Company, (ii) the Company Transaction Expenses, which, assuming the Closing occurs, shall be paid by Acquiror pursuant to Section 2.13(e) and deducted from the Closing Merger Consideration pursuant to Section 2.9, and (iii) any expenses which shall be paid by the indemnifying party pursuant to Section 8, each of the parties hereto shall bear its own fees and expenses incurred in connection with the transactions contemplated hereunder.

10.8 Attorney’s Fees. If any action at law or in equity is necessary to enforce or interpret the terms of any of the Transaction Agreements, the prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, whether suit is actually filed and in all instances of a further appeal of an underlying action.

10.9 Amendments and Waivers. Any term of this Agreement may be amended or terminated only with the written consent of Acquiror and (i) prior to the Closing, the Company and the Equityholder Representative or (ii) following the Closing, the Equityholder Representative. Compliance with any term or provision of this Agreement in which a party was or is obligated to comply may be waived by Acquiror, on its own behalf, and following the Closing on behalf of the Surviving Corporation, by the Company prior to the Closing, by the Company on its owns behalf, or by the Equityholder Representative, on behalf of the Equityholders and on its own behalf. Any amendment or waiver effected in accordance with this Section 10.9 shall be binding upon each of the parties hereto and their successors and assigns.

10.10 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

10.11 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

10.12 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules hereto) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

10.13 Joint Negotiation and Drafting. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.14 Specific Performance. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. The parties accordingly agree that, in addition to any other remedy to which they are entitled at law or in equity, the parties are entitled to seek injunctive relief to prevent breaches of this Agreement and otherwise to enforce specifically the provisions of this Agreement. Each party expressly waives any requirement that any other party obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of this Agreement. Acquiror and Merger Sub acknowledge that this Section 10.14 may be enforced by the Equityholder Representative following the Closing on behalf the Company and the Equityholders.

10.15 Legal Representation.

(a) Notwithstanding that the Company has been represented by Cooley LLP (the “Firm”) in the preparation, negotiation and execution of the Transaction Agreements, each of Acquiror and the Company agrees that after the Closing, the Firm may represent the Equityholder Representative, Equityholders and/or their Affiliates in all matters related to the Transaction Agreements, including in respect of any indemnification claims pursuant to the Transaction Agreements. Each of Acquiror and the Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

(b) Each of Acquiror and the Company hereby acknowledges, on behalf of itself and its Affiliates, that the Firm has represented the Company in connection with the transactions contemplated by the Agreement. Such parties agree that any attorney-client privilege, attorney work-product protection and expectation of client confidence attaching to any communications involving attorney-client confidences between the Firm and the Company solely in connection with the transactions contemplated by the Agreement, the evaluation of the transactions contemplated by the Agreement, and the negotiation, documentation, preparation, execution and delivery of this Agreement and the Transaction Agreements (the “Pre-Signing Communications”), and all Pre-Signing Communications shall, after the Closing, belong to and be controlled solely by the Equityholders, and may only be waived by the Equityholder Representative, on behalf of the Equityholders. To the extent that Acquiror or the Company receives or takes physical possession of any Pre-Signing Communications after the Closing, such physical possession or receipt shall not, in any way, be deemed a waiver by the Affiliates or the Equityholder, or any other Person, of the privileges or protections described in this Section 10.15.

(c) In the event that a dispute arises between: (i) Acquiror or the Company; and (ii) a third party other than the Equityholders, Acquiror or the Company may in their sole discretion: (A) assert attorney-client privilege to prevent disclosure of privileged materials to such third party by the Firm and the Firm shall not disclose such information; or (B) waive such privilege.

[Signatures appear on following page]

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIROR:

Q2 SOFTWARE, INC.

By:	/s/ Matthew P. Flake
Name:	Matthew P. Flake
Title:	Chief Executive Officer

MERGER SUB:

MONTANA MERGER SUBSIDIARY, INC.

By:	/s/ Matthew P. Flake
Name:	Matthew P. Flake
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, parties hereto have caused this Agreement to be executed and delivered by each of them or their respective officers thereunto duly authorized, all as of the date first written above.

COMPANY:

CLOUD LENDING, INC.

By:	/s/ Snehal Fulzele
Name:	Snehal Fulzele
Title:	Chief Executive Officer

THE EQUITYHOLDER REPRESENTATIVE:

FORTIS ADVISORS LLC

By:	/s/ Adam Lezack
Name:	Adam Lezack
Title:	Managing Director

Signature Page to Agreement and Plan of Merger